CREDIT AGREEMENT

                                by and among

                     CORRECTIONAL SERVICES CORPORATION
                                as Borrower,

                        CERTAIN OF ITS SUBSIDIARIES
                               as Guarantors,

                          THE LENDERS PARTY HERETO
                                 as Lenders

                                     and

                                 SUMMIT BANK
                            as Syndication Agent

                              August 31, 1999

                             TABLE OF CONTENTS

                                                                        PAGE

 1.  DEFINITIONS AND ACCOUNTING MATTERS                                   	1
     1.1	Certain Defined Terms                                            	1
     1.2	Accounting Terms and Determination                              	21
     1.3	Classes and Types of Loans                                      	22
     1.4	Interpretation                                                  	22

 2. 	COMMITMENTS, LOANS, NOTES AND PREPAYMENTS                           	23
     2.1 	Loans                                                          	23
          2.1.1 	Revolving Credit Loans Made to the Company              	23
          2.1.2 	DD Loans Made to the Company                            	24
          2.1.3	Limit on LIBOR Loans                                     	24
     2.2 	Borrowings of Loans                                            	24
     2.3 	Reduction of Commitments                                       	24
          2.3.1 	Voluntary                                               	24
          2.3.2 	Mandatory                                               	25
     2.4 	Extension by Revolving Credit Lenders of the Expiration Date   	25
     2.5 	Commitment Fees                                                	25
     2.6 	Lending Offices                                                	26
     2.7 	Several Obligations; Remedies Independent                      	26
     2.8 	Notes                                                          	26
     2.9 	Optional Prepayments and Conversions or Continuations of Loans 	27
     2.10	Mandatory Prepayments of DD Loans and Revolving Credit Loans   	27
          2.10.1 	Capital Events                                         	27
          2.10.2 	Excess Cash Flow                                       	28
          2.10.3 	Borrowing Base Exceeded                                	28
     2.11	Letters of Credit                                              	28
          2.11.1 	General Provisions                                     	28
          2.11.2 	Absolute Nature of Obligations                         	32
          2.11.3 	Uniform Customs and Practice                           	33

 3. 	PAYMENTS OF PRINCIPAL AND INTEREST                                  	33
     3.1 	Repayment of Principal of Loans                                	33
     3.2 	Interest
34

 4. 	PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.                    	35
     4.1 	Payments                                                       	35
     4.2 	Pro Rata Treatment                                             	36
     4.3 	Computations                                                   	36
     4.4 	Minimum Amounts                                                	36
     4.5 	Certain Notices                                                	37
     4.6 	Non-Receipt of Funds by the Syndication Agent                  	37
     4.7 	Sharing of Payments, Etc.                                      	38

 5. 	YIELD PROTECTION, ETC.                                              	39
     5.1 	Additional Costs                                               	39
     5.2 	Limitation on Types of Loans                                   	42
     5.3 	Illegality                                                     	42
     5.4 	Treatment of LIBOR Loans                                       	42
     5.5 	Compensation                                                   	43
     5.6 	Substitution of Lenders                                        	44
     5.7 	Additional Costs in Respect of Letters of Credit               	44

 6. 	GUARANTEE                                                           	45
     6.1 	The Guarantee                                                  	45
     6.2 	Obligations Unconditional                                      	45
     6.3 	Reinstatement                                                  	46
     6.4 	Subrogation	                                                    46
     6.5 	Remedies                                                       	46
     6.6 	Instrument for the Payment of Money                            	47
     6.7 	Continuing Guarantee                                           	47
     6.8 	Rights of Contribution                                         	47
     6.9 	General Limitation on Guarantee Obligations                    	48

 7. 	CONDITIONS PRECEDENT                                                	48
     7.1 	Conditions Precedent to Initial Loans                          	48
          7.1.1 	Corporate Documents                                     	48
          7.1.2 	Opinion of Counsel to the Obligors                      	49
          7.1.3 	Basic Documents                                         	49
          7.1.4 	Master Agreement Conditions                             	49
          7.1.5 	Borrowing Base Certificate                              	49
          7.1.6 	Real Property Documents                                 	49
          7.1.7 	Intercreditor Agreement                                 	49

          7.1.8 	Evidence of Insurance; No Liens                         	49
          7.1.9 	Perfection of Liens                                      49
          7.1.10	Environmental Compliance                                 50
          7.1.11	Indebtedness of Youth Services International
                    of Maryland, Inc.                                    	50
          7.1.12	Other Documents                                         	50
     7.2 	DD Loans                                                       	50
     7.3 	Revolving Credit Loans                                         	50
     7.4	 Initial and Subsequent Extensions of Credit                    	50

 8. 	REPRESENTATIONS AND WARRANTIES                                      	51
     8.1 	Representations and Warranties
51
          8.1.1 	Corporate Existence                                     	51
          8.1.2 	Financial Condition                                     	51
          8.1.3 	Litigation                                              	52
          8.1.4 	No Breach                                               	52
          8.1.5 	Action                                                  	52
          8.1.6 	Approvals                                               	53
          8.1.7 	Use of Credit                                           	53
          8.1.8 	ERISA                                                   	53
          8.1.9 	Taxes                                                    53
          8.1.10	Investment Company Act                                  	53
          8.1.11	Public Utility Holding Company Act                      	54
          8.1.12	Material Agreements and Liens                           	54
          8.1.13 Environmental Matters                                    54
          8.1.14	Subsidiaries, Etc.                                      	57
          8.1.15	Title to Assets                                         	57
          8.1.16	True and Complete Disclosure                            	57
          8.1.17	Real Property                                           	58
          8.1.18	Solvency                                                	58
          8.1.19	Acts of God                                             	59
          8.1.20	Labor Controversies; Union Contracts, Etc.              	59
          8.1.21	Intellectual Property                                    59
          8.1.22	Business Relations                                      	59
          8.1.23	Year 2000                                               	59
          8.1.24	Subordinated Debt and Subordinated Debentures           	60
          8.1.25	Facility Contracts                                      	60
          8.1.26	Default of Indebtedness, Use Permits, Orders and
                      Other Agreements                                   	60
          8.1.27	Compliance with Laws                                    	60

 9. 	COVENANTS OF THE COMPANY                                            	60
     9.1 	Affirmative and Negative Covenants                             	61
          9.1.1 	Financial Statements; Etc.                              	61
          9.1.2 	Litigation                                              	65

          9.1.3 	Existence, Etc.                                         	65
          9.1.4 	Insurance                                               	66
          9.1.5 	Prohibition of Fundamental Changes                      	67
          9.1.6 	Limitation on Liens                                     	68
          9.1.7 	Indebtedness                                            	70
          9.1.8 	Investments                                             	70
          9.1.9 	Dividend Payments                                       	71
          9.1.10 Total Indebtedness to Adjusted EBITDA Ratio              71
          9.1.11	Senior Debt to Adjusted EBITDA Ratio                    	72
          9.1.12	Consolidated Net Worth                                  	72
          9.1.13	Consolidated Indebtedness to Net Worth Ratio            	72
          9.1.14	Minimum Fixed Charge Coverage Ratio                      73
          9.1.15	Sale Lease-back Transactions                            	73
          9.1.16	Discount of Accounts                                    	73
          9.1.17	Lines of Business                                       	73
          9.1.18	Transactions with Affiliates                            	73
          9.1.19	Use of Proceeds                                         	74
          9.1.20	Certain Obligations Respecting Subsidiaries             	74
          9.1.21	Modifications of Certain Documents                      	75
          9.1.22	Qualifying Properties                                   	75
          9.1.23	Capital Expenditures                                    	75
          9.1.24	Dispositions of Assets or Subsidiaries                  	75
          9.1.25	Posting-Closing Real Property                            76
     9.2	 Regulations T, U and X                                         	77
     9.3 	Further Assurances                                             	77

10.  EVENTS OF DEFAULT	                                                   77
     10.1 	Events of Default                                             	77

11. 	THE SYNDICATION AGENT                                               	81
     11.1 	Appointment, Powers and Immunities                            	81
     11.2 	Reliance by Syndication Agent                                 	81
     11.3 	Defaults                                                      	82
     11.4 	Rights as a Lender                                            	82
     11.5 	Indemnification                                               	82
     11.6 	Non-Reliance on Syndication Agent and Other Lenders           	83
     11.7 	Failure to Act                                                	83
     11.8 	Resignation or Removal of Syndication Agent                   	83

12. 	MISCELLANEOUS                                                       	84
     12.1 	Waiver                                                        	84

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     12.2 	Notices                                                       	84
     12.3 	Expenses, Etc.                                                	85
     12.4 	Amendments, Etc.                                              	86
     12.5 	Successors and Assigns                                        	86
     12.6 	Assignments and Participations                                	86
     12.7 	Survival                                                      	88
     12.8 	Captions                                                      	88
     12.9 	Counterparts                                                  	88
     12.10	Governing Law; Submission to Jurisdiction                     	89
     12.11	WAIVER OF JURY TRIAL                                          	89
     12.12	Confidentiality                                               	89

     THIS CREDIT AGREEMENT dated as of August 31, 1999 (as further amended, supplemented or modified from time to time, the "Agreement") is by and among CORRECTIONAL SERVICES CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company"); each of the Subsidiaries of the Company identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto or that, pursuant to Section 9.1.20(b), shall become a party hereto (individually, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"; and the Subsidiary Guarantors collectively with the Company, the "Obligors"); each of the lenders that is a signatory hereto identified under the caption "LENDERS" on the signature pages hereto or that, pursuant to Section 12.6(b) hereof, shall become a "Lender" hereunder (individually, a "Lender" and, collectively, the "Lenders"); and SUMMIT BANK, a New Jersey banking corporation, as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the "Syndication Agent").

     In consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1.  DEFINITIONS AND ACCOUNTING MATTERS

      1.1  Certain Defined Terms.

      As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

      "Account" shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by the Company.

      "Account Debtor" shall mean any Person who is or who may become obligated to any Obligor, with respect to, or on account of, an Account. "Adjusted EBITDA" , as measured at any time, shall mean the sum of the following:

           (i)  	For stabilized facilities (i.e., those open 12 months or
longer), (A) EBITDA attributable to those facilities for the trailing four fiscal quarters; provided, however, if a stabilized facility undergoes an expansion, the number of expansion beds will be treated as a newly developed facility in accordance with clause (ii) below; plus (B) Synthetic Lease
Expense for the trailing four fiscal quarters plus (C) merger costs, net of tax benefits, related to the merger of Youth Services International, Inc. with and into the Company, all subject to the approval of the Syndication Agent plus (D) charges incurred by the Obligors relating to the adoption of SOP 98-5; plus

           (ii) 	For newly developed facilities:

                 (A)	that are operational for at least three months, EBITDA
attributable to those facilities for each complete month since the commencement of operations, annualized; or

                 (B)	that are in the development stage (i.e., facilities
that have an awarded and signed Facility Contract but are not fully operational) through the end of the third full month of operations, Pre-Development Costs which have been incurred and expensed by the Obligors during the development stage.

Notwithstanding the foregoing, (i) non-recurring charges and asset write-offs incurred by Youth Services International, Inc. prior to its merger with and into the Company shall be excluded from Adjusted EBITDA calculations and (ii) subject to the approval of the Syndication Agent, (A) non-recurring charges and asset write-offs incurred by the Company or its Subsidiaries in connection with future acquisitions permitted hereunder may be excluded from Adjusted EBITDA calculations and (B) non-recurring charges and asset write-offs incurred by a Person acquired by the Company in accordance with the terms of this Agreement, which charges and write-offs are (due to accounting or pooling requirements) included in the consolidated financial statements of the Company, may be excluded from Adjusted EBITDA calculations.

      "Affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries. Neither the Syndication Agent nor any of the Lenders shall be an Affiliate.

      "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Syndication Agent and the Company as the office at which its Loans of such Type are to be made and maintained.

      "Applicable Commitment Fee Rate" shall mean:

            (i)  	with reference to the Revolving Credit Commitments, a rate
per annum, determined from time to time in accordance with the table set forth below. The Applicable Commitment Fee Rate shall be at "Level II" in the following table for a period of six months following the Closing Date.
Thereafter, the Applicable Commitment Fee Rate shall change on the fifth
Business Day following receipt by the Syndication Agent of a Compliance Certificate of the Company demonstrating that the ratio of the consolidated Indebtedness of the Company and its Subsidiaries to Adjusted EBITDA as at the last day of the immediately preceding fiscal quarter of the Company shall be at a different level in the table below, whereupon the Applicable Commitment
Fee Rate shall be reduced or increased to the applicable percentage set forth in such table. Notwithstanding the foregoing, the Applicable Commitment Fee
Rate shall not be reduced at any time during which an Event of Default shall have occurred and be continuing

                              Ratio of            Applicable Commitment Fee
                          Indebtedness to         Rate for Revolving Credit
        Level             Adjusted EBITDA                Commitments
        -----             ---------------                -----------

          I                   > 3.75:1                       .50%
                              -

          II                  < 3.75:1                      .375%

      (ii) 	with reference to the DD Loan Commitments, 0.50% per annum.

      "Applicable Margin" shall mean:

           (i)   	with reference to Revolving Credit Loans that are Base Rate
Loans or LIBOR Loans, an amount in excess of the Base Rate or the LIBOR Rate, as the case may be, determined from time to time in accordance with the table set forth below.  The Applicable Margin shall be at "Level III" in the following table for a period of six months following the Closing Date.
Thereafter, the Applicable Margin shall change on the fifth Business Day following receipt by the Syndication Agent of a Compliance Certificate of the
Company demonstrating that the ratio of the consolidated Indebtedness of the
Company and its Subsidiaries to Adjusted EBITDA as at the last day of the immediately preceding fiscal quarter of the Company shall be at a different level in the table below, whereupon the Applicable Margin shall be reduced or increased to the applicable percentage set forth in such table.
Notwithstanding the foregoing, the Applicable Margin shall not be reduced at any time during which an Event of Default shall have occurred and be continuing:


                                Applicable Margin for   Applicable Margin for
                Ratio of           Revolving Credit     Revolving Credit Loans
            Indebtedness to         Loans that are             that are
   Level    Adjusted EBITDA         Base Rate Loans           LIBOR Loans
   -----    ---------------         ---------------           -----------

     I         > 3.75:1                  1.50%                   3.00%
               -

     II        < 3.75:1 and
               > 3.25:1                  1.25%                   2.75%
               -

     III       < 3.25:1 and
               > 2.75:1                  1.00%                   2.50%
               -

     IV        < 2.75:1 and
               > 2.25:1                   .75%                   2.25%
               -

      V        < 2.25:1                   .50%                   2.00%

           (ii) 	with reference to DD Loans that are Base Rate Loans,
an amount in excess of the Base Rate equal to the following amount during the following periods:

                                       Applicable Margin for DD
                                            Loans that are
             Period                         Base Rate Loans
             ------                         ---------------

  Closing Date to December 31, 2000              1.00%

  January 1, 2001 to March 31, 2001              3.00%

  April 1, 2001 and thereafter                   4.00%


     "Assignment and Assumption Agreement" shall have the meaning assigned to such term in Section 12.6(b) hereof.

     "Bankruptcy Code" shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

     "Base Rate" shall mean (with any change in the Base Rate to be effective as of the date of change of either of the following rates) the higher of (i) the rate which Syndication Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Syndication Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to customers; the Syndication Agent may make commercial loans or other loans at rates of interest at, above or below the Syndication Agent's prime lending rate. The Base Rate is determined daily.

     "Base Rate Loans" shall mean Loans that bear interest at rates based upon the Base Rate.

     "Base Term" shall have the meaning assigned to such term in the Lease.

     "Basic Documents" shall mean, collectively, this Agreement, the Notes, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement and the Letter of Credit Documents.

     "Borrowing Base" shall mean at any time:

          (i)   	85% of the Qualified Accounts; minus

         	(ii)  	the aggregate outstanding amount of Pre-Development
Costs
Fundings.

     "Borrowing Base Certificate" shall mean such form of borrowing base certificate as the Syndication Agent shall provide for completion by the Obligors in order to calculate the Borrowing Base.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in Atlanta, Georgia, New York, New York or Princeton, New Jersey, and, if the applicable Business Day relates to a LIBOR Advance, on which trading is not carried on by and between banks in the London interbank market.

     "Capital Event" shall mean (i) an Equity Issuance, (ii) a Disposition, or (iii) an issuance by any Obligor of any Indebtedness described in clause
(a) or (b) of the definition "Indebtedness".

     "Capital Expenditures" shall mean all payments, expenditures and obligations incurred by a Person for the purchase, creation, improvement, replacement, substitution, addition, renovation or lease of a fixed or capital asset with a useful life of more than one year and which are required to be classified or accounted for as a capital asset or capital lease on the balance sheet or statement of cash flows of such Person, as determined in accordance with GAAP, including equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of the purchase price of such purchased equipment less the book value of the equipment being traded in at such time, but excluding: (a) expenditures made in connection with the replacement or restoration of assets, to the extent such replacement or restoration is financed out of (i) insurance proceeds paid on account of the loss of or damage to the assets so replaced or restored or (ii) awards or compensation arising from the taking by condemnation or eminent domain of the assets so replaced; (b) any portion of capital lease obligations that is not required to be capitalized on such Person's balance sheet; and (c) interest capitalized during construction.

     "Capital Lease" shall mean, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into, or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

     "Class" shall have the meaning assigned to such term in Section 1.3 hereof.

     "Closing Date" shall mean the date hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean the UCC Collateral and the Real Property
Collateral.

     "Commitment" shall mean, collectively for each Lender, its Revolving Credit Commitment and its DD Loan Commitment and "Commitments" shall mean collectively the Revolving Credit Commitments and the DD Loan Commitments of all of the Lenders.

     "Compliance Certificate" shall mean a certificate executed and delivered by a senior financial officer of the Company as of the preceding quarter and for the preceding four quarterly results of operations in the form of Exhibit B.

     "Consolidated Debt Service" shall mean, for any period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of (a) all payments of principal of Indebtedness (including, without limitation, the principal component of any payments under Capital Leases) scheduled to be made during such period plus
(b) all Consolidated Interest Expense for such period.
"Consolidated Interest Expense" shall mean, for any period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum or difference of (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments under Capital Leases) accrued or capitalized during such period (whether or not actually paid during such period), plus (b) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period), minus (c) direct reimbursements received by an Obligor during such period by a party to a Facility Contract, to the extent that such reimbursements relate to interest expense of the Company or one of its Subsidiaries, plus (d) the interest component of any payments in respect of any Synthetic Lease Financing accrued or capitalized during such period (whether or not actually paid during such period).

     "Consolidated Net Income" shall mean, for any period, the net income of the Company and its Subsidiaries for such period, determined on a consolidated basis without duplication in accordance with GAAP.
"Consolidated Net Worth" shall mean, as at any date, the total stockholders equity for the Company and its Subsidiaries, determined on a consolidated basis without duplication in accordance with GAAP.

     "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.9 hereof of a LIBOR Loan from one Interest Period to the next Interest Period.

     "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.9 hereof of one Type of Loan into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

     "DD Loan Commitment" shall mean, for each Lender, the obligation of such Lender to make DD Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth on Schedule I under the caption "Amount of Commitment for DD Loans" (as the same may be reduced from time to time pursuant to Section 2.3 hereof). The original aggregate principal amount of the DD Loan Commitments is $20,000,000.

     "DD Loan Commitment Percentage" shall mean, with respect to any Lender, the ratio of (a) the amount of the DD Loan Commitment of such Lender to
(b) the aggregate amount of the DD Loan Commitments of all of the Lenders. "DD Loan Draw Expiration Date" shall mean the earlier of (i) the date which is one year after the Closing Date or (ii) the date on which the amount of DD Loans equals the DD Loan Commitment.

     "DD Loan Lenders" shall mean (a) on the date hereof, Lenders having DD Loan Commitments on the signature pages hereof, and (b) thereafter, Lenders from time to time holding DD Loans and DD Loan Commitments after giving effect to any assignments thereof permitted by Section 12.6(b) hereof.
"DD Loan Note" shall have the meaning assigned to such term in Section
2.8 hereof.

     "DD Loans" shall mean the delayed draw loans provided for by
Section 2.1.2 hereof, which shall be Base Rate Loans.

     "DD Loans Maturity Date" shall mean the date that is three years after the DD Loan Draw Expiration Date.

     "Default" shall mean an event that with notice or lapse of time or both would become an Event of Default.

     "Disposition" shall mean any sale, assignment, transfer or other disposition of any assets of the Company or its Subsidiaries (whether now owned or hereafter acquired), on which the Syndication Agent has a Lien for the benefit of the Lenders, but excluding any sale, assignment, transfer or other disposition of any assets sold or disposed of in the ordinary course of business and on commercially reasonable terms.

     "Dividend Payment" shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding dividends payable solely in shares of common stock of the Company.

     "Documentation Agent" shall have the meaning assigned to such term in the Master Agreement.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Dormant Subsidiaries" shall collectively mean Esmor, Inc., a Delaware corporation; Esmor New Jersey, Inc., a New Jersey corporation; Youth Education Services, Inc., a Maryland corporation; Youth Services International of Colorado, Inc., a Maryland corporation; Youth Services International of Georgia, Inc., a Maryland corporation; Youth Services International of Nevada, Inc., a Maryland corporation; Youth Services International of Puerto Rico,
Inc., a Maryland corporation; Youth Services International Investments, LLC, a Maryland limited liability company; Youth Services International Management, LLC, a Maryland limited liability company; and CSC (UK) Limited, a corporation formed under the laws of the United Kingdom.

     "EBITDA" shall mean, for any period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of (a) Consolidated Net Income, plus (b) depreciation and amortization expense deducted in the determination of such Consolidated Net Income, plus (c) Consolidated Interest Expense deducted in the determination of such Consolidated Net Income, plus (d) federal and state income taxes as determined in accordance with GAAP and deducted in the determination of such Consolidated Net Income, minus (e) any items of gain which are extraordinary items as defined in GAAP to the extent reflected in the determination of Consolidated Net Income, plus (f) extraordinary losses, plus (g) non-cash compensation and accruals, plus (h) non-cash contributions or accruals to or with respect to deferred profit sharing plans.

     "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, or any foreign bank that has a branch or agency in the United States, having total assets in excess of $1,000,000,000 or any commercial finance or asset based lending Affiliate of any such commercial bank and (ii) any Lender or any Affiliate of any Lender.

     "Environmental Claim" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "Claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term

     "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Laws" shall mean and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. Sections 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund
Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C.
Sections 1801-1812, the Toxic Substances Control Act, 15 U.S.C.
Sections 2601-2671, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of any Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

     "Environmental Permits" shall mean all permits, licenses, authorizations, certificates and approvals of foreign or domestic governmental authorities required by Environmental Laws.

     "Equity Issuance" shall mean (a) any issuance or sale by the Company or any of its Subsidiaries after the Closing Date of (i) any capital stock,
(ii) any warrants or options exercisable in respect of capital stock (other than any warrants or options issued to directors, officers or employees of the Company or any of its Subsidiaries pursuant to an incentive compensation or similar plan) and any capital stock of the Company issued upon the exercise of such warrants or options or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Company or any of its Subsidiaries or (b) the receipt by the Company or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (A) any such issuance or sale by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company, or (B) any capital contribution by the Company or any Wholly Owned Subsidiary of the Company to any Subsidiary of the Company.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor federal statute.

     "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or
(c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Company is a member.

     "Eurocurrency Reserve Requirements" means for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

     "Event of Default" shall have the meaning assigned to such term in
Section 10.1 hereof.

     "Excess Cash Flow" shall mean:

           (i)  	the sum of the following: (A) EBITDA plus (B) proceeds of
business interruption or similar insurance, plus (C) decreases in working capital, plus (D) cash payments received as a result of tax refunds; minus

           (ii) 	the sum of the following: (A) Consolidated Interest Expense
and scheduled payments of principal on term loans, plus (B) Capital
Expenditures that are not funded with debt or equity, plus (C) increases in working capital plus (D) cash payments for taxes.

Notwithstanding the foregoing, in no event shall the proceeds of a Capital Event be included in the calculation of Excess Cash Flow.

     "Facility Contract" shall mean any contract between the Company or any of its Subsidiaries and a Federal, state, local or foreign court or government, or an agency, instrumentality or political subdivision thereof, relating to the management by the Company or any Subsidiary of, or the provisions by the Company or any such Subsidiary of other services to, a correctional, rehabilitation, detention or like facility (whether for adults or juveniles), as amended or modified from time to time.

     "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as set forth for each day on the Page 4833 of the Telerate at 9:00 a.m. (New York, New York time) or if such reporting service is unavailable, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Syndication Agent from three Federal funds brokers of recognized standing selected by the Syndication Agent.

     "Fixed Charge Coverage Ratio" shall mean the ratio of (i) EBITDA plus Synthetic Lease Expense plus rent expense of the Company and its Subsidiaries minus taxes paid in cash by the Company and its Subsidiaries minus non-recurring income of the Company and its Subsidiaries to (ii) Consolidated Interest Expense plus Synthetic Lease Expense plus rent expense of the Company and its Subsidiaries plus the amount of all scheduled payments of principal of Indebtedness (but excluding therefrom the repayment of the Subordinated Debentures with the proceeds of the DD Loans or the Company's 10% subordinated notes with the proceeds of Revolving Credit Loans) plus maintenance Capital Expenditures not funded from the proceeds of an Equity Issuance or the issuance of Indebtedness described in clause (a) or (b) of the definition

     "Indebtedness", all measured for the four fiscal quarters ending on the date of calculation of such ratio.

     "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with prior periods; provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to year-end adjustments and footnotes made in accordance with GAAP.

     "Hazardous Materials" shall mean any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons, or which is or becomes regulated under any Environmental Law by any governmental authority, including any agency, department, commission, board or instrumentality of the United States, any jurisdiction in which a Property is located or any political subdivision thereof and also including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs") and radon gas.

     "Indebtedness" shall mean, for any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined, (g) all guarantees of such Person in respect of any of the foregoing and (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

     "Intercreditor Agreement" shall mean the Intercreditor Agreement, dated as of the date hereof, among the Lessor, the Lenders, the Syndication Agent and the lenders to the Lessor under the Loan Agreement, as the same may be modified and in effect from time to time.

     "Interest Period" shall mean, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or Converted from a Base Rate Loan or the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Company may select as provided in Section 4.5 hereof (or such longer period as may be requested by the Company and agreed to by all of the Lenders), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any Revolving Credit Loan would otherwise end after the Revolving Credit Commitment Termination Date, such Interest Period shall not be available; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

     "Interest Rate Protection Agreement" shall mean any agreement
(including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing, and other similar agreements or arrangements designed to provide protection against fluctuations in interest rates or currency exchange rates, pursuant to which any of the Obligors has obligations to any Lender that may require payment in the future by any such Obligors.

     	"Investment" shall mean any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guaranty or assumption of any obligation of such Person or otherwise.

     "Laws" shall mean all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any government, whether federal, state, municipal or local, or any political subdivision or agency thereof, or of any court, board (including, without limitation, the Financial Accounting Standards Board) or similar entity established by any of the foregoing.

     "Lease" shall mean the Master Lease Agreement, dated as of August 31, 1999, together with each Lease Supplement thereto, among the Lessees and the Lessor.

     "Leased Property" shall have the meaning assigned to such term in the Master Lease.

     "Lease Term" shall mean (a) the Base Term, as it may be renewed pursuant to Section 14.9 of the Lease or (b) such shorter period as may result from earlier termination of the Lease as provided therein.

     "Lessor" shall have the meaning assigned to such term in the Master Agreement.

     "Letter of Credit" shall have the meaning assigned to such term in
Section 2.11.1 hereof.

     "Letter of Credit Documents" shall collectively mean, with respect to any Letter of Credit, any application therefor, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

     "Letter of Credit Interest" shall mean, for each Revolving Credit
Lender, such Lender's participation interest (or, in the case of the Letter of Credit Issuer, its retained interest) in the Letter of Credit Issuer's liability under Letters of Credit and such Lender's rights and interests in

Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

     "Letter of Credit Issuer" shall mean Summit Bank as the issuer of Letters of Credit under Section 2.11 hereof, together with its successors in such capacity.

     "Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Company at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Credit Lender (other than the Letter of Credit Issuer) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.11 hereof, and the Letter of Credit Issuer shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Letter of Credit Issuer of their participation interests under said Section 2.11.

     "LIBOR" shall mean, for any Interest Period with respect to LIBOR Loans, the offered rate for deposits in U.S. Dollars, for a period comparable to the Interest Period and in an amount comparable to such Loans, appearing on the Telerate Screen Page 3750 as of 11:00 A.M. (London, England time) on the day that is two London Business Days prior to the first day of the Interest
Period. If two or more of such rates appear on the Telerate Screen Page 3750, the rate for that Interest Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from the Telerate Screen for any reason, then such rate shall be determined by the Syndication Agent from the Reuters Screen LIBOR Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Syndication Agent to the Company and the other Lenders; in any such case rounded, if necessary, to the next higher 1/100 of 1.0%, if the rate is not such a multiple.

     "LIBOR Loans" shall mean LIBOR Loans that bear interest at rates based on rates referred to in the definition of "LIBOR Rate" in this Section 1.1.

     "LIBOR Rate" shall mean, with respect to each Interest Period for a LIBOR Loan, the rate obtained by dividing (A) LIBOR for such Interest Period by (B) a percentage equal to 1 minus the then stated maximum rate (stated as a decimal) of all reserves requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

                                  LIBOR
                                  -----
                  1 - Eurocurrency Reserve Requirements

     "Lien" shall mean, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest, encumbrance or servitude of any kind in respect of such asset to secure or assure payment of an Indebtedness, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For purposes of the Basic Documents and the Operative Documents, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

     "Loan Agreement" shall have the meaning assigned to such term in the Master Agreement.

     "Loans" shall collectively mean the Revolving Credit Loans and the DD
Loans.

     "Margin Stock" shall mean "margin stock" as defined in Regulation T, U or X.

     "Master Agreement" shall mean the Master Agreement, dated as of the date hereof, among the Company, the Subsidiary Guarantors, the Lessor, the Syndication Agent, the Documentation Agent and certain lenders, as the same shall be modified and supplemented and in effect from time to time.

     "Material Adverse Effect" shall mean, relative to any occurrence, event, condition or circumstance, or any change therein, of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on: (i) the assets of or the business, revenues, financial condition, operations or prospects of the Obligors taken as a whole; or (ii) the ability of the Obligors, taken as a whole, to timely or fully perform any of the payment or other material obligations involving any of their Indebtedness.

     "Mortgage" shall mean, in connection with any fee or leasehold interest in Property (except for the Leased Property) acquired by any Obligor, a mortgage, deed of trust, leasehold mortgage or similar instrument executed by such Obligor in favor of the Syndication Agent and the Lenders (or, if applicable, in favor of a trustee, for the benefit of the Syndication Agent and the Lenders), in each case in form and substance satisfactory to the Lenders for whom such Mortgage is in favor and covering such interest in real property, as said instrument shall be modified and supplemented and in effect from time to time.

     "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Notes" shall collectively mean the Revolving Credit Notes and the DD Loan Notes and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "Operative Documents" shall have the meaning assigned to such term in the Master Agreement.

     "Overadvance" shall have the meaning assigned to such term in Section
2.10.3 hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any successor thereto.

     "Permitted Extension Request Period" shall mean either of the following periods (i) the period commencing on the date on which the Company delivers its audited annual financial statements to the Lenders for its fiscal year ending December 31, 2000 and ending 60 days after such date of delivery, or
(ii) the period commencing on the date on which the Company delivers its audited annual financial statements to the Lenders for its fiscal year ending December 31, 2001 and ending 60 days after such date of delivery.

     "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any Lender or by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; (c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than six months from the date of acquisition thereof; (d) commercial paper of any Lender (or any Affiliate thereof located in the United States of America) that is rated A-1 or better or P-1 by Standard and Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than six months from the date of acquisition thereof; (e) repurchase agreements entered into with any Lender or with any bank or trust company satisfying the conditions of clause (b) hereof that are secured by any obligation of the type described in clauses (a) through (d) of this definition; and (f) money market funds acceptable to the Required Lenders.

     	"Permitted Liens" shall have the meaning assigned to such term in
Section 9.1.6 hereof.

     "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     	"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

     "Post-Default Rate" shall mean, in respect of any principal of any Loan, any Reimbursement Obligation and any other amount outstanding under this Agreement, any Note or any other Basic Document, a rate per annum equal to 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans.

     "Pre-Development Costs" shall mean costs incurred for any of the following purposes in connection with a project or a property which the Company intends to become a Qualifying Property: (i) one-time activities associated with opening a new facility; (ii) the acquisition of raw land;
(iii) conducting business in a new territory; (iv) organizing a new entity;
(v) the commencement of some new operation and (vi) to the extent not included in clauses (i) through (v) above, start-up and project development expenses, including pre-opening, pre-operating, and pre-contract type costs. If and to the extent a project or property, within nine months after the date of the initial Pre-Development Costs Funding in connection therewith, becomes a Qualifying Property, costs incurred for any of the purposes described in clauses (i) through (vi) above shall no longer constitute Pre-Development Costs.

     "Pre-Development Costs Funding" shall mean Indebtedness incurred under this Agreement to fund Pre-Development Costs. If and to the extent costs, originally deemed Pre-Development Costs, are no longer so characterized as a result of the project or property becoming a Qualifying Property, Indebtedness incurred to fund such costs shall no longer be deemed Pre-Development Costs Funding.

     "Prior Security Interest" shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral.

     "Property" shall mean each parcel of real property, together with the improvements thereon, owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

     "Qualified Account" shall mean an Account that meets all of the following requirements on its date of invoice or other origination date and continuing thereafter until collected:

          	(a)  	such Account represents a complete bona fide transaction
which requires no further act under any circumstances on the part of any Obligor to make such Account payable by the Account Debtor;

          	(b)  	such Account shall not be unpaid more than 60 days beyond its payment terms, not to exceed 90 days beyond the invoice date;

          	(c)  	the goods the sale of which gave rise to such Account were
shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods has been returned or rejected;

          	(d)  	such Account is not evidenced by chattel paper, a note or an instrument of any kind;

          	(e)  	the Account Debtor with respect to such Account is not
insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, which might have a materially adverse effect on the business of such Account Debtor or is not, in the reasonable discretion of the Syndication Agent based upon a change in circumstances or objective facts, deemed ineligible for credit for any other reason;

          	(f)  	if such Account arises from the performance of services, such services have been fully rendered, and such Account does not represent a progress billing;

          	(g)  	the Account Debtor with respect thereto is located within the
United States of America or Puerto Rico;

          	(h)  	such Account is a valid, legally enforceable obligation of
the Account Debtor with respect thereto and is not subject to any present or contingent, and no facts exist which are the basis for any future, offset or counterclaim or other defense on the part of such Account Debtor, including without limitation, any account payable, rental or other amount owing by the Obligor to such Account Debtor; provided, however, that any Account subject to an offset, counterclaim or defense shall be deemed ineligible under this subsection (h) only to the extent of such offset, counterclaim or defense;

          		(i)  	the Syndication Agent has a first position perfected
Lien
(for the benefit of the Lenders) in such Account, which is subject to no other
Lien;

          		(j)  	such Account is evidenced by an invoice or other
documentation in a form acceptable to the Syndication Agent;

          		(k)  	such Account does not arise out of any transaction with
a
Subsidiary or an Affiliate of the Obligors;

          		(l)  	such Account is not subject to any provision prohibiting
its
assignment or requiring notice of or consent to such assignment, other than the type of notice required under subsection (o) below;

          		(m)  	if applicable, the goods giving rise to such Account
were
not, at the time of the sale thereof, subject to any Lien;

          		(n)  	such Account (or portion thereof) does not represent
amounts
owing as a late fee, interest or service charge;

          		(o)  	the Account Debtor with respect to such Account is not
the
United States government or any instrumentality or agency thereof or, if the
Account Debtor with respect to such Account is the United States government or any instrumentality or agency thereof, such Account has, in the opinion of the
Syndication Agent or its counsel, been properly assigned to the Agent pursuant to the Assignment of Claims Act of 1940, 31 U.S.C. 3727 and 41 U.S.C. 15; and

          		(p)  	at least 50% (in dollar amount) of all Accounts owing to
any
Obligor from such Account Debtor (including the Account in question) constitute
Qualified Accounts.

     "Qualifying Property" shall mean a Property that is the subject of a Facility Contract, where the Property or the Facility Contract, as applicable, meet the following criteria: (a) the

Facility Contract has a term that is longer than or equal to the Base Term, as the same may be renewed pursuant to Section 14.9 of the Lease, and is otherwise acceptable to the Syndication
Agent; provided, however, in the event the governmental authority or other party to the Facility Contract is prohibited by law from entering into a Facility Contract with a term long enough to satisfy the provisions of this clause (a), such requirement may, with the approval of the Required Lenders, be waived or modified accordingly; (b) the Property is located in the United States or Puerto Rico; and (c) the projected Fixed Charge Coverage Ratio calculated for the Leased Property (and not on a consolidated basis for the Company and its Subsidiaries) is not less than 1.50 to 1 over the term of such Facility Contract based on 90% occupancy, all as set forth in a certificate of a senior financial officer of the Company containing such detail and computations as the Syndication Agent shall request.

     "Quarterly Payment Date" shall mean the last Business Day of each March, June, September, and December of each year, the first of which shall be the first such day after the date of this Agreement.

     "Real Property Collateral" shall mean the collateral under the Mortgages.

     "Regulations A, D, G, T, U and X" shall mean, respectively,
Regulations A, D, G, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

     "Regulatory Change" shall mean, with respect to any Lender, any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after the date of this Agreement of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reimbursement Obligations" shall mean, at any time, the obligations of the Company then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Letter of Credit Issuer in respect of any drawings under a Letter of Credit.

     "Release" shall mean the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

     "Required Lenders" shall mean Lenders holding at least 66-2/3% of the sum of the Commitments (or, if the Commitments shall have terminated or expired, at least 66-2/3% of the aggregate unpaid principal amount of the Loans).

     "Revolving Credit Commitment" shall mean, for each Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on
Schedule 1 under the caption "Amount of Commitment for Revolving
Credit Loans " (as the same may be reduced from time to time pursuant to Section 2.3 hereof). The original aggregate principal amount of the Revolving Credit Commitments is $30,000,000.

     "Revolving Credit Commitment Percentage" shall mean, with respect to any Lender, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the aggregate amount of the Revolving Credit Commitments of all of the Lenders.

     "Revolving Credit Commitment Termination Date" shall mean the Business Day immediately preceding August 31, 2002.

     "Revolving Credit Facility Usage" shall mean the sum of the Revolving Credit Loans and the aggregate Letter of Credit Liability for all Letters of Credit.

     "Revolving Credit Lenders" shall mean (a) on the date hereof, Lenders having Revolving Credit Commitments on the signature pages hereof, and
(b) thereafter, Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments after giving effect to any assignments thereof.

     "Revolving Credit Loans" shall mean the revolving credit loans provided for by Section 2.1.1 hereof, which may be Base Rate Loans and/or LIBOR Loans.

     "Revolving Credit Note" shall have the meaning assigned to such term in
Section 2.8 hereof.

     "Security Agreement" shall mean the Security Agreement dated as of the date hereof, as amended, among the Obligors and the Syndication Agent, and as the same shall be further modified and supplemented and in effect from time to time.

     "Security Documents" shall mean, collectively, the Security Agreement, any Mortgage and all Uniform Commercial Code financing statements required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to any Collateral.

     "Senior Debt" shall mean all Indebtedness, including, without limitation, the Loans, Letter of Credit Liability and Indebtedness under synthetic leases minus Subordinated Debt.

     "Special Purpose Subsidiary" shall mean a Subsidiary of the Company (i) formed or acquired for the purpose of consummating, and which consummates, an acquisition of Property of a nature described in Section 9.1.6(h) hereof and
(ii) whose Indebtedness shall be the sole responsibility of such entity and for which neither the Company nor any of its other Subsidiaries shall have any responsibility by contract, operation of law or otherwise.

     "Subordinated Debentures" shall mean the 7% Convertible Subordinated Debentures issued by Youth Services International, Inc., due 2006, in the aggregate principal amount of $30,470,000.

     "Subordinated Debt" shall mean any unsecured Indebtedness of the Company
(a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Revolving Credit Commitment Termination Date, and the payment of the principal of and interest on which and other obligations of the Company in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Notes and all other obligations and liabilities of the Company to the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Required Lenders, as evidenced by their prior written approval thereof.

     "Summit Bank" shall mean Summit Bank, a New Jersey banking corporation. "Subsidiary" shall mean, with respect to any Person, any corporation or other business entity of which more than fifty percent (50%) of the outstanding common stock or other ownership interests is owned, directly or indirectly, by such Person.

     "Syndication Agent" shall mean Summit Bank, its successors and assigns. "Synthetic Lease Closing Date" shall mean a "Closing Date" as defined in the Master Agreement.

     "Synthetic Lease Expense" shall mean the interest and unused facility fees components of the required payments by the Company and its Subsidiaries under the Synthetic Leases to which any of them is a party.

     "Synthetic Lease Financing" shall mean one or more transactions consisting of the following (provided that any such transaction need not include the matters described in clause (e) below):

           (a)  	the Company or one of its Subsidiaries enters into a lease,
as lessee, of a Property (to be used for a correctional, rehabilitation, detention or like facility) with another Person (the "Lessor");

           (b)  	pursuant to a loan agreement (the "Loan Agreement"), the
Lessor borrows money from one or more lenders denominated "A Lenders" (the "A Lenders") and one or more lenders denominated "B Lenders" (the "B Lenders");

           (c)  	the Lessor (or another Person, which may be an Affiliate of
the Lessor) makes an investment (the "C Investment") to pay a portion of the cost of such real Property and improvements;

           (d)  	the Company and its Subsidiaries enter into a guarantee of
the Lessor's obligations to the A Lenders under the Loan Agreement (the "A Guarantee"); and

                 (i)  	the A Guarantee is secured by Liens on substantially
all of the collateral for the Loans and the Reimbursement Obligations; and

                 (ii) 	the Loans, the Reimbursement Obligations and the other
obligations of the Company under this Agreement and under the other Basic Documents are secured by Liens, on a pari passu basis, on any collateral securing the Lessor's obligations to the A Lenders under the Loan Agreement (the "A Collateral Contribution"); and

           (e)  	the Company and its Subsidiaries enter into a guarantee of
the Lessor's obligations to the B Lenders under the Loan Agreement (the "B Guarantee"); and

                 (i)  	the B Guarantee and the C Investment are secured by
Liens on substantially all of the collateral for the Loans; and

                 (ii) 	the Loans, the Reimbursement Obligations and the other
obligations of the Company under this Agreement and under the other Basic Documents are secured by Liens on any collateral securing the Lessor's obligations to the B Lenders under the Loan Agreement or securing the C Investment (the "B and C Collateral Contribution").

     "Type" shall have the meaning assigned to such term in Section 1.3 hereof.

     "UCC" shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

     "UCC Collateral" shall mean the property of the Obligors in which security interests are to be granted under the Security Agreement.

     "Use Permit" shall mean any permit issued by a Federal, state, local or foreign court or government, or an agency, instrumentality or subdivision thereof, that is required for the operation by the Company or its Subsidiaries of any correctional, rehabilitation or detention facility, facility for troubled juvenile offenders or similar facilities managed or operated by the Company or its Subsidiaries.

     "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company.

1.2   Accounting Terms and Determinations.

            (a)  	Any accounting terms used but not otherwise defined herein
shall have their customary meanings as defined in, pursuant to, or in accordance with GAAP. All other terms used by not otherwise defined herein shall have the meanings provided by the UCC to the extent said terms are used or defined therein.

            (b)  	The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 9.1 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles
employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection
(a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

            (c)  	To enable the ready and consistent determination of
compliance with the covenants set forth in Section 9 hereof, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30, September 30 and December 31 of each year, respectively.

            (d)  	If, after the date of this Agreement, there shall occur any
change in GAAP and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this
Agreement, either the Company or the Required Lenders may by notice to the other Lenders and the Company, respectively, require that the Lenders and the
Borrower negotiate in good faith to amend such covenant, standard or term so as equitably to reflect such change in GAAP, with the desired result being that the criteria for evaluating the financial condition of the Obligors shall be the same as if such change had not been made.

      1.3 	 Classes and Types of Loans.

            Loans hereunder are distinguished by "Type." The "Type" of a Loan refers to whether such Loan is a Base Rate Loan or a LIBOR Loan, each of which constitutes a Type. Loans and Commitments may also be distinguished by "Class." The "Class" of a Loan or Commitment refers to whether such Loan is a Revolving Credit Loan or a DD Loan, each of which constitutes a Class. Loans may be identified by both Type and Class.

      1.4  	Interpretation.

            (a)  	In this Agreement and each other Basic Document, unless a
clear contrary intention appears: (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) references to any agreement (including this Agreement and the Schedules and Exhibits hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; (v) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or Schedule or Exhibit hereto; (vi) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (viii) relative to the determination of any period of time, "from" means "from and including" and "to" and "through" means "to but excluding."

          		(b)  	Wherever pursuant to this Agreement (i) the Syndication
Agent
or the Lenders exercise any right given to it or them to approve or disapprove,
(ii) any arrangement or term is to be satisfactory to the Syndication Agent or the Lenders, or (iii) any other decision or determination is to be made by the
Syndication Agent or the Lenders, the decision of the Lenders to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by the Syndication
Agent or the Lenders, shall be in the sole but reasonable discretion of the
Syndication Agent or the Lenders, except as may be otherwise expressly provided herein.
		          (c)  	Wherever pursuant to this Agreement it is provided
that the
Company or the Obligors pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and out-of-pocket disbursements of the Syndication Agent, whether with respect to retained firms, the reimbursement for the out-of-pocket expenses of in-house staff (but not in-
house staff time), or otherwise.

  2.  COMMITMENTS, LOANS, NOTES AND PREPAYMENTS

      2.1  	Loans.

            2.1.1 	Revolving Credit Loans Made to the Company.

                   Each Revolving Credit Lender severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Revolving Credit Commitment of such Lender as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Revolving Credit Commitments by means of Base Rate Loans and LIBOR Loans and may Convert Revolving Credit Loans of one Type into Revolving Credit Loans of the other Type (as provided in Section 2.9 hereof) or Continue Revolving Credit LIBOR Loans from one Interest Period to the next Interest Period (as provided in Section 2.9 hereof), provided that in no event shall the aggregate principal amount of all Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceed the lesser of (i) aggregate amount of the Revolving Credit Commitments, or (ii) the Borrowing Base as in effect from time to time. In addition to the foregoing, in no event shall the aggregate amount of Pre-Development Costs Fundings made hereunder exceed $10,000,000, except that the Company may re-borrow (x) Pre-Development Costs Fundings that have been repaid with the proceeds of an Equity Issuance or the sale of the Leased Property (to a Person other than an Obligor or its Affiliate) for which such Pre-Development Costs Fundings were incurred and (y) Pre-Development Costs Fundings incurred in connection with a property or project that becomes a Qualifying Property.

            2.1.2 	DD Loans Made to the Company.

                   Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Closing Date to but not including the DD Loan Draw Expiration Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the DD Loan Commitment of such Lender as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may make up to three requests for DD Loans.
All DD Loans shall be Base Rate Loans. In no event shall the aggregate principal amount of all DD Loans exceed the aggregate amount of the DD Loan Commitments as in effect from time to time.

            2.1.3 	Limit on LIBOR Loans.

                   No more than six separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time.

      2.2  	Borrowings of Loans.

            The Company shall give the Syndication Agent notice of each borrowing hereunder as provided in Section 4.5 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing of Loans hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Syndication Agent, at account number 35008-02 (ABA No. 021 202 162) maintained by the Syndication Agent with Summit Bank, in immediately available funds, for the account of the Company . The amount so received by the Syndication Agent in respect of Revolving Credit Loans or DD Loans shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with a bank in the United States, designated by the Company.

      2.3  	Reduction of Commitments.

            2.3.1  	Voluntary.

            The Company shall have the right at any time and from time to time upon five Business Days' prior written notice to the Syndication Agent to permanently reduce, in whole multiples of $1,000,000 of principal, or terminate, the Revolving Credit Commitments or the DD Loan Commitments, in each instance without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by prepayment of the applicable Loans, and, in the case of a prepayment of LIBOR Loans, the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.5 hereof), to the extent that the aggregate amount thereof then outstanding exceeds the applicable Commitments as so reduced or terminated. From the effective date of any such reduction or termination the obligations of the Company to pay the applicable commitment fee shall correspondingly be reduced or cease.

            2.3.2  	Mandatory.

                    (a)	The aggregate amount of the Revolving Credit
Commitments shall automatically be reduced (i) in accordance with the provisions of Section 2.10.1 hereof, upon the occurrence of a Capital Event and (ii) to zero on the Revolving Credit Commitment Termination Date.

                     (b)	The aggregate amount of the DD Loan Commitments
shall
automatically be reduced by each of the following payments, but only if and to the extent such payment is made subsequent to March 31, 2000: (i) the amount of each voluntary payment of the DD Loans on the date on which the Company makes such payment; (ii) on the date of each mandatory payment of the DD Loans if such payment is timely; and (iii) by the amount of each required payment on the due date of such required payment if the Company is late in making a mandatory or scheduled payment of such Loans.

                     (c)	The Commitments of any Class once terminated or
reduced may not be reinstated.

      2.4  	Extension by Revolving Credit Lenders of the Expiration Date.
During each Permitted Extension Request Period, the Company may request a one-year extension of the Revolving Credit Commitment Termination Date by written notice to the Lenders holding Revolving Credit Commitments, and such Lenders agree to respond to the Company's request for an extension within 45 days following receipt of the request; provided, however, that the failure of any Lender to respond within such time period shall not in any manner constitute an agreement by such Lender to extend the Revolving Credit Commitment Termination Date. If all Lenders holding Revolving Credit Commitments elect to extend, the Revolving Credit Commitment Termination Date shall be extended for a period of one year. The Revolving Credit Commitment Termination Date may be extended two times (for a total extension of two years) pursuant to this Section; provided, however, the second extension may be requested by the Company only if the initial extension was requested by the Company and granted by the Lenders.

      2.5  	Commitment Fees.

            (a)	The Company shall pay to the Syndication Agent, for the
account of each Revolving Credit Lender, a commitment fee on the daily average unused amount of such Lender's Revolving Credit Commitment (for which purpose the aggregate amount of any Letter of Credit Liabilities shall be deemed to be a pro rata (based on the Revolving Credit Commitments) use of each Lender's Revolving Credit Commitment), for the period from and including the Closing Date to (but not including) the earlier of the date such Commitment is reduced to zero and the Revolving Credit Commitment Termination Date, at a rate per annum equal to the Applicable Commitment Fee Rate. Accrued commitment fees shall be payable on (i) each Quarterly Payment Date and (ii) the date the Revolving Credit Commitments are reduced to zero or the Revolving Credit Commitment Termination Date.

            (b)	The Company shall pay to the Syndication Agent, for the
account of each Lender, a commitment fee on the daily average unused amount of such Lender's DD Loan Commitment, for the period from and including the Closing Date to (but not including) the date such Commitment is reduced to zero, at a rate per annum equal to the Applicable Commitment Fee Rate.
Accrued commitment fees shall be payable on (i) each Quarterly Payment Date and (ii) the date the DD Loan Commitments are reduced to zero or the DD Loan Draw Expiration Date.

      2.6  	Lending Offices.

            The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

      2.7  	Several Obligations; Remedies Independent.

            The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Syndication Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Syndication Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. The amounts payable by the Company at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Syndication Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

      2.8  	Notes.

            (a)	The Revolving Credit Loans made by each Lender shall be
evidenced by a single promissory note of the Company substantially in the form of Exhibit A-1 hereto (each a "Revolving Credit Note"), dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed.

            (b)	The DD Loans made by each Lender shall be evidenced by a
single promissory note of the Company substantially in the form of Exhibit A-2 hereto (each a "DD Loan Note"), dated the date hereof, payable to such Lender in a principal amount equal to the amount of its DD Loan Commitment as originally in effect and otherwise duly completed.

            (c)	The date, amount, Type, interest rate and duration of
Interest Period (if applicable) of each Loan made by each Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note evidencing the Loans held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing hereunder or under such
Note in respect of the Loans to be evidenced by such Note.

            (d)	No Lender shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender's relevant Commitment, Loans and Notes pursuant to Section 12.6(b) hereof.

      2.9  	Optional Prepayments and Conversions or Continuations of Loans.

            (a)	Subject to Section 4.4 hereof, the Company shall have the
right to prepay Revolving Credit Loans, or (subject to Section 2.1.3 hereof) to Convert Loans of one Type into Loans of another Type or to Continue LIBOR Loans, at any time or from time to time, provided that the Company shall give the Syndication Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.5 hereof and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 10 hereof, in the event that any Event of Default shall have occurred and be continuing, the right of the Company to Convert any Base Rate Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan shall be suspended, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.

            (b)	Subject to Sections  2.3, 3.1, 4.4, and 5.5 hereof, the
Company shall have the right to prepay DD Loans, at any time or from time to time, provided that the Company shall give the Syndication Agent notice of each such prepayment, as provided in Section 4.5 hereof and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder.

      2.10 	Mandatory Prepayments of DD Loans and Revolving Credit Loans.

            2.10.1	Capital Events.

            No later than five Business Days prior to the occurrence of each Capital Event, the Company will deliver to the Syndication Agent and the Lenders a statement, certified by a senior financial officer of the Company, in form and detail reasonably satisfactory to the Syndication Agent, of the amount of the anticipated net proceeds from such Capital Event. Within five Business Days after the receipt of proceeds from such Capital Event, the Company shall make a mandatory prepayment of the DD Loans in the amount of the net proceeds resulting therefrom. If the net proceeds (i) exceed the amounts outstanding under the DD Loans by less than $10,000,000 or resulted from an Equity Issuance, the Syndication Agent shall determine the percentages, if any, of such excess to be applied to reduce the Revolving Credit Commitments and/or repay the Revolving Credit Loans or (ii) exceed the amounts outstanding under the DD Loans by $10,000,000 or more and did not result from an Equity Issuance, the Required Lenders shall determine the percentages, if any, of such excess to be applied to reduce the Revolving Credit Commitments and/or repay the Revolving Credit Loans. Such payments in reduction of the Revolving Credit Loans shall be made within five Business Days of the date on which the Syndication Agent notifies the Company of the amount of the required payments.

            2.10.2	Excess Cash Flow.

            Not later than 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2000, the Company shall prepay the DD Loans in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year (computed on the basis of the financial statements provided to the Syndication Agent pursuant to Section 9.1.1(c) hereof); provided, however, such prepayment shall only be required if the ratio of Senior Debt to EBITDA as at the end of such fiscal year equals or exceeds 2.0 to 1.0. The Company shall demonstrate its computation of Excess Cash Flow and its prepayment of the DD Loans in its annual Compliance Certificate for such year.

            2.10.3	Borrowing Base Exceeded.

            Whenever the outstanding principal balance of Revolving Credit Loans by the Lenders plus the Letter of Credit Liabilities exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Credit Commitments (such excess being hereinafter referred to as the "Over-advance"), the Company shall make, within one Business Day following demand by the Syndication Agent, a mandatory prepayment of principal in the amount of the Overadvance, together with accrued interest on such principal amount.

      2.11 	Letters of Credit.

            2.11.1	General Provisions.

            Subject to the terms and conditions of this Agreement, and subject to the prior consent of the Letter of Credit Issuer, Revolving Credit Commitments may be utilized, upon the request of the Company, in addition to the Revolving Credit Loans provided for by Section 2.1.1 hereof, for the issuance by the Letter of Credit Issuer of letters of credit (collectively, "Letters of Credit") for the account of the Company or any of its Subsidiaries (as specified by the Company), provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities exceed $3,000,000,
(ii) the aggregate amount of all Letter of Credit Liabilities plus the aggregate principal amount of the Revolving Credit Loans exceed the aggregate amount of the Revolving Credit Commitments as in effect from time to time.
The following additional provisions shall apply to Letters of Credit:

            (a)	The Company shall give the Syndication Agent at least
three Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Revolving Credit Commitment Termination Date) each Letter of Credit is to be issued and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit). Upon receipt of any such notice, the Syndication Agent shall advise the Letter of Credit Issuer of the contents thereof.

(b)	On each day during the period commencing with the
issuance by the Letter of Credit Issuer of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Credit Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Revolving Credit Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Revolving Credit Lender (other than the Letter of Credit Issuer) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Letter of Credit Issuer's liability under such Letter of Credit in an amount equal to such Lender's Revolving Credit Commitment Percentage of such liability, and each Revolving Credit Lender (other than the Letter of Credit Issuer) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Letter of Credit Issuer to pay and discharge when due, its Revolving Credit Commitment Percentage of the Letter of Credit Issuer's liability under such Letter of Credit.
(c)	Upon receipt from the beneficiary of any Letter of
Credit of any demand for payment under such Letter of Credit, the Letter of Credit Issuer shall promptly notify the Company (through the Syndication Agent) of the amount to be paid by the Letter of Credit Issuer as a result of such demand and the date on which payment is to be made by the Letter of Credit Issuer to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Company hereby unconditionally agrees to pay and reimburse the Syndication Agent for the account of the Letter of Credit Issuer for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Letter of Credit Issuer to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

            (d)	Forthwith upon its receipt of a notice referred to in
subsection (c) of this Section 2.11.1, the Company shall advise the Syndication Agent whether or not the Company intends to borrow hereunder to finance its obligation to reimburse the Letter of Credit Issuer for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Section 4.5 hereof. In the event that the Company fails to so advise the Syndication Agent, or if the Company fails to reimburse the Letter of Credit Issuer for a payment under a Letter of Credit by the date of such payment, the Syndication Agent shall give each Revolving Credit Lender prompt notice of the amount of the demand for payment, specifying such Lender's Revolving Credit Commitment Percentage of the amount of the related demand for payment.

            (e)	Each Revolving Credit Lender (other than the Letter of
Credit Issuer) shall pay to the Syndication Agent for the account of the Letter of Credit Issuer at the principal office in Dollars and in immediately available funds, the amount of such Lender's Revolving Credit Commitment Percentage of any payment under a Letter of Credit upon notice by the Letter of Credit Issuer (through the Syndication Agent) to such Lender requesting such payment and specifying such amount. Each such Revolving Credit Lender's obligation to make such payment to the Syndication Agent for the account of the Letter of Credit Issuer under this subsection (e), and the Letter of Credit Issuer's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this subsection (e), the financial condition of the Company (or any other account party), the existence of any Event of Default or the termination of the Revolving Credit Commitments. Each such payment to the Letter of Credit Issuer shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender shall default in its obligation to make any such payment to the Syndication Agent for the account of the Letter of Credit Issuer, for so long as such default shall continue the Syndication Agent may at the request of the Letter of Credit Issuer withhold from any payments received by the Syndication Agent under this Agreement or any Note for the account of such Lender the amount so in default and, to the extent so withheld, pay the same to the Letter of Credit Issuer in satisfaction of such defaulted obligation.

           (f)	Upon the making of each payment by a Revolving Credit
Lender to the Letter of Credit Issuer pursuant to subsection (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Syndication Agent, the Letter of Credit Issuer or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Letter of Credit Issuer by the Company hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Revolving Credit Commitment Percentage in any interest or other amounts payable by the Company hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Letter of Credit Issuer pursuant to subsection (g) of this Section 2.11.1). Upon receipt by the Letter of Credit Issuer from or for the account of the Company of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security), the Letter of Credit Issuer shall promptly pay to the Syndication Agent for the account of each Lender entitled thereto, such Lender's Revolving Credit Commitment Percentage of such payment, each such payment by the Letter of Credit Issuer to be made in the same money and funds in which received by the Letter of Credit Issuer. In the event any payment received by the Letter of Credit Issuer and so paid to the Revolving Credit Lenders hereunder is rescinded or must otherwise be returned by the Letter of Credit Issuer, each Revolving Credit Lender shall, upon the request of the Letter of Credit Issuer (through the Syndication Agent), repay to the Letter of Credit Issuer (through the Syndication Agent) the amount of such payment paid to such Lender, with interest at the rate specified in subsection (j) of this Section 2.11.1.

            (g)	The Company shall pay to the Syndication Agent for the
account of each Revolving Credit Lender (ratably in accordance with their respective Revolving Credit Commitment Percentages) a letter of credit fee in respect of each Letter of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are LIBOR Loans (computed on the basis of a 360-day year and the actual number of days elapsed) on the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Payment Date and on the Revolving Credit Commitment
Termination Date and to be calculated for each day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Company shall pay to the Syndication Agent for the account of the Letter of Credit Issuer a fronting fee in respect of each Letter of Credit in an amount equal to 1/4 of 1% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Payment Date and on the Revolving Credit Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day) plus all commissions, charges, costs and expenses in the amounts customarily charged by the Letter of Credit Issuer from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.

            (h)	Promptly following the end of each calendar month, the
Letter of Credit Issuer shall deliver (through the Syndication Agent) to each Revolving Credit Lender and the Company a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Lender from time to time, the Letter of Credit Issuer shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

            (i)	The issuance by the Letter of Credit Issuer of each
Letter of Credit shall, in addition to the conditions precedent set forth in
Section 7 hereof, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Letter of Credit Issuer consistent with its then current practices and procedures with respect to letters of credit of the same type, (ii) such Letter of Credit shall have an expiration date no later than the earlier of (A) one year from its date of issuance or (B) the Revolving Credit Commitment Termination Date, and
(iii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Letter of Credit Issuer shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

            (j)	To the extent that any Revolving Credit Lender shall
fail to pay any amount required to be paid pursuant to subsection (e) or (f) of this Section 2.11.1 on the due date therefor, such Lender shall pay interest to the Letter of Credit Issuer (through the Syndication Agent) on such amount at the Federal Funds Rate from and including such due date to but excluding the date such payment is made, provided that if such Lender shall fail to make such payment to the Letter of Credit Issuer within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Post-Default Rate.

            (k)	The issuance by the Letter of Credit Issuer of any
modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.11.1 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) each Revolving Credit Lender shall have consented thereto.

            2.11.2 Absolute Nature of Obligations.

            The Company agrees to indemnify and save harmless the Syndication Agent, the Revolving Credit Lenders and the Letter of Credit Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and out-of-pocket expenses (including reasonable attorneys' fees) which the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Letter of Credit Issuer from paying any amount under the Letter of Credit. The obligation of the Company to reimburse the Letter of Credit Issuer, and of the Lenders to make payments to the Letter of Credit Issuer, with respect to Letters of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

            (a)	Any lack of validity or enforceability of this
Agreement, any Letter of Credit or any of the other Basic Documents;

            (b)	The existence of any claim, setoff, defense or other
right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Syndication Agent, the Letter of Credit Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Company or any of its Subsidiaries and the beneficiary named in any Letter of Credit);

            (c)	Any draft, certificate or any other document presented
under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (d)	The surrender or impairment of any security for the
performance or observance of any of the terms of any of the Basic Documents;

            (e)	Payment by the Letter of Credit Issuer under any
Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided, that such payment does not constitute gross negligence or willful misconduct of the Letter of Credit Issuer;

            (f)	Any lack of validity, effectiveness, or sufficiency of
any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

            (g)	Any loss or delay in the transmission or otherwise of
any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

            (h)	Any failure of the beneficiary of a Letter of Credit to
strictly comply with the conditions required in order to draw upon any Letter of Credit;

            (i)	Any misapplication by the beneficiary of any Letter of
Credit or the proceeds of any drawing under such Letter of Credit; or

            (j)	Any other circumstance or happening whatsoever which
would give rise to a defense against payment or is similar to any of the foregoing.

            2.11.3	Uniform Customs and Practice.

            The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce shall in all respects be deemed a part of this Agreement as if set forth at length herein and shall apply to the Letters of Credit.

  3. 	PAYMENTS OF PRINCIPAL AND INTEREST

      3.1  	Repayment of Principal of Loans.

            (a)	The Company hereby promises to pay to the Syndication Agent
for the account of each Revolving Credit Lender the entire outstanding principal of such Lender's Revolving Credit Loans outstanding, and each Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date. In addition, each Revolving Credit Loan used by the Company to fund Pre-Development Costs shall be repaid on or before the date which is nine months after the date on which such Loan was made to the Company.

            (b)	The Company hereby promises to pay to the Syndication Agent
for the account of each DD Lender the outstanding principal of such Lender's DD Loans as follows:

                (i)  	The Company shall pay the outstanding principal
balance of the DD Loans in 12 equal quarterly installments payable on each three-month anniversary date of the DD Loan Draw Expiration Date (or, if a month in which payment is due has no numerically corresponding date to the DD Loan Draw Expiration Date, the final day of such month), beginning on the three-month anniversary immediately following the DD Loan Draw Expiration Date;

                (ii) 	If the Company shall prepay any DD Loans, whether such
payment is a mandatory prepayment based on Excess Cash Flow, a Capital Event or otherwise or is a voluntary prepayment, such prepayment shall be applied to the quarterly installments referred to in clause (i) above in the inverse order of their scheduled maturities; and

                (iii)	If not sooner paid, the entire principal balance of
all DD Loans shall be due and payable on the DD Loans Maturity Date.

      3.2  	Interest.

            (a)	The Company hereby promises to pay to the Syndication Agent
for account of each Lender interest on the unpaid principal amount of each Revolving Credit Loan made by such Lender for the period from and including the date of such Revolving Credit Loan to but excluding the date such Revolving Credit Loan shall be paid in full, at the following rates per annum:

                (i)  	during such periods as such Loan is a Base Rate Loan,
the Base Rate (as in effect from time to time) plus the Applicable Margin; and

                (ii) 	during such periods as such Loan is a LIBOR Loan, for
each Interest Period relating thereto, the LIBOR Rate for such Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, from and after the occurrence and during the continuance of an Event of Default, the Company hereby promises to pay to the Syndication Agent for the account of each Revolving Credit Lender interest at the applicable Post-Default Rate on any principal of any Revolving Credit Loan made by such Lender, on any Reimbursement Obligation held by such Lender, and on any other amount payable by the Company hereunder or under the Notes held by such Lender to or for account of such Lender. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly on the last Business Day of each month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Revolving Credit Loan that is a LIBOR Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Syndication Agent shall give notice thereof to the Lenders to which such interest is payable and to the Company.

            (b)	The Company hereby promises to pay to the Syndication Agent
for the account of each Lender interest on the unpaid principal amount of each DD Loan made by such Lender for the period from and including the date of such DD Loan to but excluding the date
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

such DD Loan shall be paid in full at the Base Rate (as in effect from time to time) plus the Applicable Margin. Notwithstanding the foregoing, from and after the occurrence and during the continuance of an Event of Default, the Company hereby promises to pay to the Syndication Agent for the account of each Lender interest at the applicable Post-Default Rate on any principal of any DD Loan made by such Lender and on any other amount payable by the Company hereunder or under the Note evidencing such DD Loan held by such Lender to or for the account of such Lender. Accrued interest on each DD Loan shall be payable monthly on the last day of each month, except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Syndication Agent shall give notice thereof to the Lenders to which such interest is payable and to the Company.

  4. 	PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

      4.1  	Payments.

            (a)	Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Company under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Syndication Agent at account number 3500802 (ABA No. 021 202 162) maintained by the Syndication Agent with Summit Bank, not later than 2:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day).

            (b)	Any Lender for whose account any such payment is to be made
may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company or its Subsidiaries with such Lender (with notice to the Company and the Syndication Agent).

            (c)	The Company shall, at the time of making each payment under
this Agreement or any Note for the account of any Lender, specify to the Syndication Agent (which shall so notify the intended recipient(s) thereof) the Loans, Reimbursement Obligations or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Syndication Agent may distribute such payment to the Lenders for application in such manner as it or the Required Lenders, subject to
Section 4.2 hereof, may determine to be appropriate).

            (d)	Each payment received by the Syndication Agent under this
Agreement or any Note for the account of any Lender shall be paid by the Syndication Agent promptly to such Lender, in immediately available funds, at such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

            (e)	If the due date of any payment under this Agreement or any
Note would otherwise fall on a day that is not a Business Day, such date shall (except as otherwise provided in the definition "Interest Period") be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

      4.2  	Pro Rata Treatment.

            Except to the extent otherwise provided herein: (a) each borrowing of Loans of any Class from the Lenders under Section 2.1 hereof shall be made from the Lenders holding Commitments of such Class, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of such Class of the Lenders ratably in accordance with the amounts of their respective Commitments of such Class, (b) each payment of a commitment fee under Section 2.4 hereof in respect of Commitments of any Class shall be made for the account of the Lenders pro rata according to the amounts of their respective Commitments of such Class; (c) the making, Conversion and Continuation of Revolving Credit Loans (other than Conversions provided for by
Section 5.4 hereof) shall be made pro rata among the Lenders according to the amounts of their respective Commitments for such Loans (in the case of making of such Loans) or their respective outstanding amounts of such Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Loan of the same Class and Type shall be coterminous; (d) each payment or prepayment of principal of Loans of any Class shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (e) each payment of interest on Loans of any Class shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on Loans of such Class then due and payable to the Lenders.

      4.3	  Computations.

            Except as otherwise provided herein, interest on Loans, other than Base Rate Loans, and Reimbursement Obligations and commitment fees shall be computed on the basis of a year of 360 days and the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days as the case may be and the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

      4.4	  Minimum Amounts.

            Except for mandatory prepayments made pursuant to Section 2.10 hereof and Conversions or prepayments made pursuant to Section 5.4 hereof, each borrowing, Conversion and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $500,000 (or $1,000,000 in the case of LIBOR Loans), and in integral multiples of $500,000 in excess thereof. For purposes of this Section, borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder shall be deemed separate borrowings, Conversions and prepayments, one for each Type or Interest Period.

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

      4.5  	Certain Notices.

            Notices by the Company to the Syndication Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Syndication Agent not later than 11:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                                  Number of Business
      Notice                                      Days' Prior Notice
      ------                                      ------------------

      Termination or reduction of
      Commitments                                 Three

      Borrowing or prepayment of, or
      Conversions into, Base Rate Loans           Same day

      Borrowing or prepayment of, Conversions
      into, Continuations as, or duration of
      Interest Period for, LIBOR Loans            Three

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the amount (subject to Sections 4.4 and 5.5 hereof), Type and Class of each Loan to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion) and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business
Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Syndication Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Company fails to select the Type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 4.5, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate
Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

      4.6	  Non-Receipt of Funds by the Syndication Agent.

            Unless the Syndication Agent shall have been notified by a Lender or the Company (the "Payor") prior to the date on which the Payor is to make payment to the Syndication Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Company) a payment to the Syndication Agent for the account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Syndication Agent, the Syndication Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date.
If the Payor has not in fact made the Required Payment to the Syndication
Agent, the recipient(s) of such payment shall, on demand, repay to the Syndication Agent the amount so made available, together with interest thereon in respect of each day during the period commencing on the date
(the "Advance Date") such amount was so made available by the Syndication
Agent until the date the Syndication Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Syndication
Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Syndication Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

            (a)	if the Required Payment shall represent a payment to be made by the Company to the Lenders, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient(s) shall return the Required Payment to the Syndication Agent, without limiting the obligation of the Company under Section 3.2 hereof to pay interest to such recipient(s) at the Post-Default Rate in respect of the Required Payment); provided, however, that the Company's payment, and a Lender's acceptance, of interest at the Post-Default Rate shall not constitute an election of remedies or otherwise limit the rights and remedies of the Syndication Agent and the Lenders resulting from the Company's failure to make payment as aforesaid; and

            (b)	if the Required Payment shall represent proceeds of a Loan
to be made by the Lenders to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.2 hereof (and, in case the Company shall return the Required Payment to the Syndication Agent, without limiting any claim the Company may have against the Payor in respect of the Required Payment).

      4.7  	Sharing of Payments, Etc.

            (a)	The Company agrees that, in addition to (and without
limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Syndication Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

            (b)	If any Lender shall obtain from any Obligor or the Lessor
payment of any principal of or interest on any Loan of either Class or Letter of Credit Liability owing to it or payment of any other amount under this Agreement or any other Basic Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Syndication Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans of such Class, Letter of Credit Liabilities or such other amounts then due hereunder or thereunder by such Obligor or the Lessor to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class, Letter of Credit Liabilities or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans of such Class, Letter of Credit Liabilities or such other amounts, respectively, owing to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c)	The Company agrees that any Lender so purchasing such a
participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

            (d)	Nothing contained herein shall require any Lender to
exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.7 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.7 to share in the benefits of any recovery on such secured claim.

      5.   	YIELD PROTECTION, ETC.

            5.1  	Additional Costs.

                  (a)	The Company shall pay directly to each Lender from time
to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs actually incurred by such Lender that such Lender determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:

                      (i)  	shall subject any Lender (or its Applicable
Lending
Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (excluding (A) franchise taxes imposed on it or (B) changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office, in each case, by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

                      (ii) 	imposes or modifies any reserve, special deposit
or
similar requirements (other than, in the case of any Lender for any period as to which the Company is required to pay any amount under subsection below, the reserves and "Eurocurrency liabilities" under Regulation D referred to therein) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "LIBOR Rate" in Section 1.1 hereof), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

                      (iii)	imposes any other condition affecting this
Agreement
or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

If any Lender requests compensation from the Company under this
Section 5.1(a), the Company may, by notice to such Lender (with a copy to the Syndication Agent), suspend the obligation of such Lender thereafter to make or Continue LIBOR Loans, or to Convert Base Rate Loans into LIBOR Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

                  (b)	Without limiting the effect of the provisions of
subsection (a) of this Section 5.1, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Syndication Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

                  (c)	Without limiting the effect of the foregoing provisions
of
this Section 5.1 (but without duplication), the Company shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs actually incurred by such Lender that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or
(ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.1(c) and Section 5.6 hereof, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

            (d)	Each Lender shall notify the Company of any event occurring
after the date of this Agreement entitling such Lender to compensation under subsection (a) or (c) of this Section 5.1 as promptly as practicable, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.1 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.1 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office that is not located in the United States of America. Each Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender for compensation under subsection (a) or (c) of this Section 5.1. Determinations and allocations by any Lender for purposes of this Section 5.1 of the effect of any Regulatory Change pursuant to subsection (a) or (b) of this Section 5.1, or of the effect of capital maintained pursuant to subsection (c) of this Section 5.1, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.1, shall be conclusive, absent demonstrable error.

            (e)	Notwithstanding anything in this Section 5.1 to the
contrary, to the extent that any Lender does not charge all of its customers who are similarly situated to the Company in respect of any Additional Costs or other cost or compensation referred to this Section 5.1, such Lender shall not charge the Company for such Additional Cost or other cost or compensation.

      5.2  	Limitation on Types of Loans.

            Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any Interest Period:

            (a)	the Syndication Agent determines, which determination shall
be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

            (b)	if the Required Lenders determine, which determination shall be conclusive, and notify the Syndication Agent that the relevant rates of interest referred to in the definition of "LIBOR Rate" in Section 1.1 hereof upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined do not adequately cover the cost to such Lenders of making or maintaining LIBOR Loans for such Interest Period; then the Syndication Agent shall give the Company and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans, to Continue LIBOR Loans or to Convert Base Rate Loans into LIBOR Loans, and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with Section 2.9 hereof.

      5.3  	Illegality.

            Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Company thereof (with a copy to the Syndication
Agent) and such Lender's obligation to make or Continue, or to Convert Base
Rate Loans into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.4 hereof shall be applicable).

      5.4  	Treatment of LIBOR Loans.

            If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to
Section 5.1 or 5.3 hereof, such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(b) or 5.3 hereof, on such earlier date as such Lender may specify to the Company with a copy to the Syndication Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 5.1 or 5.3 hereof that gave rise to such Conversion no longer exist:

            (a)	to the extent that such Lender's LIBOR Loans have been so
Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

            (b)	all Loans that would otherwise be made or Continued by such
Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR Loans shall be Converted instead into (or shall remain as) Base Rate Loans.


      If such Lender gives notice to the Company with a copy to the Syndication Agent that the circumstances specified in Section 5.1 or 5.3 hereof that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section 5.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

      5.5	  Compensation.

            The Company shall pay to the Syndication Agent for the account of each Lender, upon the request of such Lender through the Syndication Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss or out-of-pocket expense actually incurred that such Lender determines is attributable to:

            (a)	any payment, mandatory or optional prepayment or Conversion
of a LIBOR Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of the Interest Period for such Loan; or

            (b)	any failure by the Company for any reason (including,
without limitation, the failure of any of the conditions precedent specified in Section 7 hereof to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.2 hereof.

      Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed (other than the portion thereof consisting of the Applicable Margin) for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

      5.6  	Substitution of Lenders.

            In the event that the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 5.1 hereof, then (unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts), then the Company may, so long as no Event of Default shall be continuing, within 60 days after the demand by such Lender for such additional amounts, designate another bank which is reasonably acceptable to the Syndication Agent and the Required Lenders (exclusive of the Commitment of the Lender seeking additional compensation under Section 5.1 hereof) (such other bank being herein called a "Replacement Lender") to purchase all of the Loans of such Lender and all of such Lender's rights and obligations hereunder (without recourse to or warranty by, or expense to, such Lender) for a purchase price equal to the outstanding principal amount of such Lender's Loans plus any accrued but unpaid interest thereon and any accrued but unpaid fees in respect of such Lender's Commitments and any other amounts then payable to such Lender hereunder, and to assume all of the obligations of such Lender hereunder (except for such rights as survive the repayment of the Loans) and, upon such purchase such Lender shall no longer be a party hereto or have any rights hereunder (except for those that survive repayment of the Loans) and shall be released from all of its obligations hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

      5.7  	Additional Costs in Respect of Letters of Credit.

            Without limiting the obligations of the Company under Section 5.1 hereof (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Lender or Lenders of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lenders (through the Syndication Agent), the Company shall pay immediately to the Syndication Agent for account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Syndication Agent), such additional amounts as shall be sufficient to compensate such Lender or Lender (through the Syndication Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Lender or Lender, submitted by such Lender or Lenders to the Company shall be conclusive in the absence of manifest error as to the amount thereof.

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

      6.   	GUARANTEE

            6.1	The Guarantee.

            The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Syndication Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of (i) the principal of and interest on the Loans made by the Lenders hereunder and under the Notes and all other amounts from time to time owing to the Lenders or the Syndication Agent by the Company under this Agreement, the Notes, the Letter of Credit Documents or the Security Documents, and (ii) all amounts owing by the Company under the Lease or the Guaranty Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

      6.2  	Obligations Unconditional.

            The obligations of the Subsidiary Guarantors under Section 6.1 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes, the Guaranty Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.2 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute and unconditional as described above:

            (a)	at any time or from time to time, without notice to the
Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations may be extended, or such performance or compliance may be waived;

            (b)	any of the acts mentioned in any of the provisions of this
Agreement or the Notes or any other agreement or instrument referred to herein or therein may be done or omitted;

            (c)	the maturity of any of the Guaranteed Obligations may be
accelerated, or any of the Guaranteed Obligations may be modified, supplemented or amended in any respect, or any right under this Agreement, the Notes or the Guaranty Agreement or any other agreement or instrument referred to herein or therein may be waived or any other guarantee of any of the

Guaranteed Obligations or any security therefor may be released or exchanged in whole or in part or otherwise dealt with; or

            (d)	any lien or security interest granted to, or in favor of,
the Syndication Agent or any Lender or Lenders as security for any of the Guaranteed Obligations may fail to be perfected.

      The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Syndication Agent or any Lender exhaust any right, power or remedy or proceed against the Company under this Agreement, the Notes or the Guaranty Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

      6.3  	Reinstatement.

            The obligations of the Subsidiary Guarantors under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Syndication Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Syndication Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      6.4  	Subrogation.

      The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 6.1 hereof, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

      6.5	  Remedies.

      The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said
Section 10) for purposes of Section 6.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of said Section 6.1.

      6.6  	Instrument for the Payment of Money.

            Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 6 constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Syndication Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR
Section 3213.

      6.7  	Continuing Guarantee.

            The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

      6.8  	Rights of Contribution.

            The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess
Funding Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata
Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.
The payment obligation of a Subsidiary Guarantor to any Excess Funding
Guarantor under this Section 6.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 6 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

      For purposes of this Section 6.8, (i) "Excess Funding Guarantor" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of
(x) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of the Company and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Company and the Subsidiary Guarantors hereunder) of the Company and all of the Subsidiary Guarantors, all as of the Closing Date. If any Subsidiary becomes a Subsidiary Guarantor hereunder subsequent to the Closing Date, then for purposes of this Section 6.8 such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Closing Date and the aggregate present fair saleable value of the Properties, and the amount of the debts and liabilities, of such Subsidiary Guarantor as of the Closing Date shall be deemed to be equal to such value and amount on the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

      6.9  	General Limitation on Guarantee Obligations.

            In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, fraudulent conveyance, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 6.1 hereof would otherwise, taking into account the provisions of Section 6.8 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Syndication Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

      7.  	CONDITIONS PRECEDENT

      7.1  	Conditions Precedent to Initial Loans.

            No Lender shall have any obligation to make a Loan hereunder until the Syndication Agent shall have received the following, each of which shall be satisfactory to the Syndication Agent in form and substance:

            7.1.1 	Corporate Documents.

            Certified copies of (i) the charter and by-laws of each Obligor,
(ii) all corporate authority for each Obligor (including, without limitation, board of director resolutions and evidence of the incumbency of officers) with respect to the execution, delivery and performance of such of the Basic Documents and the Operative Documents to which such Obligor is intended to be a party and each other document to be delivered by such Obligor from time to time in connection herewith and the extensions of credit hereunder (and the Syndication Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary) and
(iii) good standing certificates for each Obligor in its jurisdiction of formation and in each other jurisdiction in which it is qualified to transact business.

            7.1.2 	Opinions of Counsel to the Obligors.

            An opinion, dated the Closing Date, of Foley & Lardner counsel to the Obligors, and an opinion of local counsel to the Obligors in such jurisdictions as the Syndication Agent may require, in each case in form and substance satisfactory to the Syndication Agent.

            7.1.3 	Basic Documents.

            The Basic Documents, including, without limitation, this Agreement, the Notes, the Guaranty Agreement and the Security Documents, duly executed and delivered by each Obligor that is a party thereto.

            7.1.4 	Master Agreement Conditions.

            Evidence that each of the conditions precedent set forth in
Article III of the Master Agreement shall have been duly satisfied.

            7.1.5 	Borrowing Base Certificate.

            A Borrowing Base Certificate prepared as of the Closing Date showing a Borrowing Base not less than the total amount of Loans requested by the Company on the Closing Date.

            7.1.6 	Real Property Documents.

            Surveys, title commitments (with premiums paid and containing only those exceptions reasonably acceptable to the Syndication Agent), affidavits of title and such other documents as the Syndication Agent or the title companies may request in connection with the Mortgages being granted by the Obligors pursuant to this Agreement.

            7.1.7 	Intercreditor Agreement.

            The Lenders hereunder, the Lessor, the lenders to the Lessor under the Loan Agreement and the Syndication Agent shall have entered into the Intercreditor Agreement.

            7.1.8 	Evidence of Insurance; No Liens.

          		Evidence reasonably satisfactory to the Syndication Agent that the
tangible Collateral is properly insured in accordance with the provisions of this Agreement and that the Collateral is not subject to any Lien other than
Permitted Liens.

            7.1.9 	Perfection of Liens.

          		Evidence reasonably satisfactory to the Syndication Agent that all
filings, recordings and other actions that are necessary or desirable in order to establish and perfect the Syndication Agent's security interest in the
Collateral as a valid perfected first priority security interest for the benefit of the Lenders shall have been or shall be duly effected, including, without limitation, (i) the filing of financing statements, (ii) the recordation of the Mortgages, (iii) the filing of UCC statements, (iv) the preparation and filing of assignments and notices pursuant to the Assignment of
Claims Act of 1940, (v) the recording of negative pledges against Property not encumbered by the Mortgages, and (vi) the filing or recordation of such other documents as the Syndication Agent shall deem necessary or desirable, all in form and substance satisfactory to the Syndication Agent, and all fees, taxes and other charges relating to such filings and recordings shall have been paid by the Company.

            7.1.10 	Environmental Compliance.

           	Evidence reasonably satisfactory to the Syndication Agent that the Obligors have complied with all Environmental Laws applicable to them.

            7.1.11	Indebtedness of Youth Services International of
                   Maryland, Inc.

            All Indebtedness of Youth Services International of Maryland, Inc. to Summit Bank shall have been, or concurrently herewith shall be, paid in full.

            7.1.12	Other Documents.

            Such other documents, instruments, certificates and opinions as the Syndication Agent or its counsel may reasonably request.

      7.2  	DD Loans.

      The obligation of any Lender to make any DD Loans is subject to the further condition precedent that the Company shall specify in its request for such Loans the amount of Subordinated Debentures that the Company will repay using the proceeds of such DD Loans, the date of such repayment (which shall be the date of the borrowing therefor) and the amount of such Subordinated Debentures which shall be outstanding after giving effect to such payment.

      7.3	  Revolving Credit Loans.

      Each Loan Request for Revolving Credit Loans shall state whether the proceeds thereof shall be used to fund (i) any Pre-Development Costs and, if so, the aggregate amount of Pre-Development Costs Fundings outstanding hereunder and under all Synthetic Lease Financings, or (ii) the acquisition or construction of any facility and the amounts and nature thereof, all to the satisfaction of the Syndication Agent.

      7.4  	Initial and Subsequent Extensions of Credit.

      The obligation of any Lender to make any Loan or otherwise extend credit to the Company upon the occasion of each borrowing or other extension of credit hereunder is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof: (a) no Default or Event of Default shall have occurred and be continuing; (b) the representations and warranties made by each Obligor in Section 8 hereof and in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date
(or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (c) there shall have been no Material Adverse Effect and the Company shall certify to such effect.

 8.  REPRESENTATIONS AND WARRANTIES

     8.1. 	Representations and Warranties.

           Each Obligor, as to itself, represents and warrants to the Syndication Agent and the Lenders that:

           8.1.1  	Corporate Existence.

           Each Obligor: (i) is a corporation or other entity duly organized, validly existing and (except as otherwise proved in the legal opinion of Foley & Lardner of even date herewith) in good standing under the laws of the jurisdiction of its organization, as set forth on the signature pages to this Agreement; (ii) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

            8.1.2  	Financial Condition.

            The Company has heretofore furnished to each of the Lenders and the Syndication Agent the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at December 31, 1998 and the related consolidated and consolidating statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and statements) of Grant Thorton LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Lenders and the Syndication Agent, and the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at March 31, 1999 and June 30, 1999 and the related consolidated and consolidating statements of income and retained earnings of the Company and its Subsidiaries for the three-month and six month, respectively, period ended on such dates. All such financial statements fairly present the consolidated financial condition of the Company and its Subsidiaries, and (in the case of said consolidating financial statements) the respective unconsolidated financial condition of the Company and its Subsidiaries, as at said dates and the consolidated and unconsolidated results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at March 31, 1999 and June 30, 1999, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis, except as otherwise indicated in the notes thereto. None of the

Obligors has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, in each case, of a type required to be reflected in a balance sheet prepared in accordance with GAAP, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 1998, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Obligors from that set forth in said financial statements as at said date.

            8.1.3  	Litigation.

            Except as disclosed in Schedule 8.1.3 hereto, (i) there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Obligors) threatened against any Obligor that, if adversely determined, could be reasonably expected to (either individually or in the aggregate) have a Material Adverse Effect and (ii) there are no outstanding judgments, rulings, orders, awards or decrees rendered by any court, arbitral, administrative, governmental or quasi-judicial body binding upon any Obligor.

            8.1.4  	No Breach.

            None of the execution and delivery of this Agreement or the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any Obligor is a party or by which any of them or any of their Property is bound or to which any of them is subject (other than such consents as have been obtained and are in full force and effect), or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Basic Documents) result in the creation or imposition of any Lien upon any Property of the Obligors pursuant to the terms of any such agreement or instrument.

            8.1.5  	Action.

            Each Obligor has all necessary power, authority and legal right to execute, deliver and perform its obligations under this Agreement and each of the other Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the other Basic Documents to which it is a party when executed and delivered by such Obligor will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            8.1.6  	Approvals.

            No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of the Basic Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Basic Documents.

            8.1.7  	Use of Credit.

            None of the Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

            8.1.8  	ERISA.

            Each Plan and, to the knowledge of each Obligor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no event or condition has occurred and is continuing as to which any Obligor would be under an obligation to furnish a report to the Lenders and the Syndication Agent under Section 9.1.1(g) hereof.

            8.1.9  	Taxes.

            The Obligors are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Company is the "common parent" (within the meaning of Section 1504 of the Code) of such group. Each Obligor has filed (either directly, or indirectly through the Company) all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid (either directly, or indirectly through the Company) all taxes due pursuant to such returns or pursuant to any assessment received by any Obligor, except for any taxes being contested by an Obligor in good faith by proper proceedings as to which no Liens have been created on any property of any Obligor. The charges, accruals and reserves on the books of the Obligors in respect of taxes and other governmental charges are, in the opinion of the Obligors, adequate. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal, state, local and foreign taxes or other impositions.

            8.1.10	Investment Company Act.

            None of the Obligors is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            8.1.11	Public Utility Holding Company Act.

            None of the Obligors is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            8.1.12	Material Agreements and Liens.

            (a)	Part A of Schedule 8.1.12 hereto is a complete and
correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, material purchase agreement, guarantee, letter of credit or other material arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Obligor, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 8.1.12.

             (b)	Part B of Schedule 8.1.12 hereto is a complete and
correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person and covering any Obligor, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said
Schedule 8.1.12.

            8.1.13	Environmental Matters.

            Each Obligor has obtained all Environmental Permits required under all applicable Environmental Laws to carry on its business as now being or as currently proposed to be conducted, except to the extent the failure to have any such Environmental Permit would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such Environmental Permits is in full force and effect and each of the Obligors is in substantial compliance with the terms and conditions thereof, and is also in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

             In addition, except as set forth in Schedule 8.1.13 hereto:

             (a)	No notice, notification, demand, request for
information, citation, summons or order has been issued to any Obligor or about which any Obligor has otherwise become aware, no complaint has been filed against any Obligor or about which any Obligor has otherwise become aware, no penalty has been assessed against any Obligor or about which any Obligor has otherwise become aware and no investigation or review is pending or, to the knowledge of any Obligor, threatened by any governmental authority or other entity with respect to (i) any alleged failure by any Obligor to have any Environmental Permit required under any Environmental Law in connection with the conduct of the business of any Obligor, (ii) any actual or alleged violation by any Obligor or any Property of any applicable Environmental Law or (iii) with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by any Obligor, which has either not been resolved to the satisfaction of the governmental authority or which would not individually or in the aggregate have a Material Adverse Effect.

            (b)	None of the Obligors owns, operates or leases a
treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and

                (i)  	to the knowledge of the Obligors, no
polychlorinated biphenyls (PCBs) are or have been present at any site or facility now owned, operated or leased by any Obligor, nor, to the knowledge of any Obligor, were any PCBs present at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease;

                (ii) 	to the knowledge of the Obligors, no asbestos or
asbestos-containing materials that are friable or bear a reasonable chance of becoming friable are present at any site or facility now owned, operated or leased by any Obligor, nor, to the knowledge of any Obligor, were any such asbestos or asbestos-containing materials present at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease;

                (iii)	(A) to the knowledge of the Obligors, there are
no underground storage tanks for Hazardous Materials, active or abandoned, at any site or facility now owned, operated or leased by any Obligor that are not in material compliance with all applicable Environmental Laws, and there are no surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now owned, operated or leased by any Obligor and (B) to the knowledge of any Obligor, there were no underground storage tanks for Hazardous Materials, active or abandoned, at any site or facility previously owned, operated or leased by any Obligor that were not, during such period of ownership, operation or lease, in material compliance with all applicable Environmental Laws, and to the knowledge of any Obligor, there were no surface impoundments for Hazardous Materials, active or abandoned, at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease;

                (iv) 	no Hazardous Materials have been Released at, on
or under any site or facility now owned, operated or leased by any Obligor in a reportable quantity established by any applicable Environmental Law, nor, to the knowledge of any Obligor, did such a Release occur at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease; and

                (v)   no Hazardous Materials have been otherwise
Released at, on or under any site or facility now owned, operated or leased by any Obligor that would (either individually or in the aggregate) have a Material Adverse Effect, nor, to the knowledge of any Obligor, did such a Release occur at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease.

            (c)	To the knowledge of the Obligors, none of them has
transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response
and Liability Information System, as provided for by 40 C.F.R.   300.5
("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Company or any of its Subsidiaries, which individually or in the aggregate would have a Material Adverse Effect.

            (d)	No Hazardous Material generated by any Obligor has
been recycled, treated, stored, disposed of or Released by any Obligor at any facility which is subject to an Environmental Claim which would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

            (e)	No written or, to the knowledge of any Obligor, oral
notification of a Release of a Hazardous Material has been filed by or on behalf of any Obligor, and no site or facility now or previously owned, operated or leased by any Obligor is listed or was listed during such period of ownership, operation or lease or, to the knowledge of any Obligor, proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up, in each case, which has either not been resolved to the satisfaction of the issuing authority or which would not individually or in the aggregate have a Material Adverse Effect.

            (f)	No Liens have arisen under or pursuant to any
Environmental Laws on any site or facility owned, operated or leased by any Obligor, and no government action has been taken or, to the knowledge of any Obligor, is in process that could subject any such site or facility to such Liens, and none of the Obligors would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

            (g)	All investigations, studies, audits, tests, reviews or
other analyses conducted by or on behalf of, or that are in the possession of, any Obligor relating to environmental matters at or affecting any site or facility now or previously owned, operated or leased by any Obligor and that reveal facts, circumstances or conditions that could reasonably be expected to result in a Material Adverse Effect have been made available to the Funding Parties.

            (h)	Each Property is in compliance in all material
respects with all Environmental Laws and, to the knowledge of the related Obligor, there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding such Property (including, without limitation, the release or presence of Hazardous Materials) that could reasonably be anticipated to (i) form the basis of a material claim against such Property, any Lender or such Obligor, (ii) cause such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, (iii) require the filing or recording of any notice or restriction relating to the presence of Hazardous

Materials in the real estate records in the county or other appropriate municipality in which such Property is located, or (D) prevent or materially interfere with the continued operation and maintenance of such Property as contemplated by the Obligors.

            8.1.14	Subsidiaries, Etc.

            (a)	Set forth in Part A of Schedule 8.1.14 hereto is a
complete and correct list, as of the date hereof, of all of the Subsidiaries of the Company, together with, for each such Subsidiary, (i) the jurisdictions in which such Subsidiary was organized and is qualified to transact business,
(ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

            (b)	Set forth in Part B of Schedule 8.1.14 hereto is a
complete and correct list, as of the date of this Agreement, of all Investments (other than Investments disclosed in Part A of said
Schedule 8.1.14 hereto) held by the Company or any of its Subsidiaries in any Person (other than Investments which are Permitted Investments or deposits maintained with banks in the ordinary course of business) and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. None of the Dormant Subsidiaries (x) owns assets having a fair market value in excess of $25,000 (other than the account receivable from Corrections Corporation of America to the Company) or
(y) actively conducts business.

            8.1.15	Title to Assets.

            Each Obligor owns and has on the date hereof, good and marketable title or valid and subsisting leaseholds (subject only to Liens permitted by Section 9.1.6 hereof) to the assets, including the Properties, shown to be owned in the most recent financial statements referred to in Section 8.1.2 hereof (other than assets disposed of in the ordinary course of business). Each Obligor (a) owns and has on the date hereof good and marketable title to, or has on the date hereof a valid and subsisting leasehold estate in, and
(b) enjoys on the date hereof peaceful and undisturbed possession of, all assets, including the Properties (subject only to Liens permitted by Section 9.1.6 hereof), that are necessary for the operation and conduct of its businesses.

            8.1.16	True and Complete Disclosure.

            The information (other than projections), reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Syndication Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All projections furnished by or on behalf of the Obligors in writing to the Syndication Agent or any Lender for purposes of this Agreement or in connection with this Agreement or the transactions contemplated hereby were prepared by the Company in good faith based on assumptions determined to be reasonable by the Company under the then existing facts and circumstances. All written information furnished after the date hereof by any Obligor to the Syndication Agent or the Lenders in connection with this Agreement and the other
Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable assumptions, on the date, and under the facts and circumstances, as of which such information is stated or certified. There is no fact actually known to any Obligor that could have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

            8.1.17	Real Property.

            Set forth on Schedule 8.1.17 hereto is a list, as of the date hereof, of all of the real property interests held by the Company and its Subsidiaries, indicating in each case whether the respective Property is owned or leased, the identity of the owner or lessor and the location of the respective Property. Except as set forth in Schedule 8.1.17, the present condition of each Property conforms in all material respects with all conditions or requirements of all existing material permits and approvals issued with respect to such Property, and the related Obligor's future intended use of such Property does not, in any material respect, violate any applicable Law. To the knowledge of the related Obligor, no material notices, complaints or orders of violation or non-compliance have been issued or threatened or are contemplated by any governmental authority with respect to any Property or any present or intended future use thereof. All material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of each Property as the related Obligor intends to use such Property and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to such Obligor's knowledge will be, obtained and are or will be in full force and effect, and the Obligor has no knowledge of any pending material modification or cancellation of any of the same.

            8.1.18	Solvency.

            Subject to Sections 6.7 and 6.8 hereof, each Obligor (i) is solvent and will not be rendered insolvent by the incurrence of the obligations under, or by the execution and delivery of this Agreement, the Notes, and any other Basic Documents to which it is a party or signatory, or by any transactions contemplated hereunder or thereunder, (ii) is able to pay its debts as they come due and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of its liabilities and debts.

            8.1.19	Acts of God.

            Neither the business nor properties of any Obligor are presently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or of political unrest, or potential expropriation, or other casualty (whether or not covered by insurance) which could have a Material Adverse Effect.

            8.1.20	Labor Controversies; Union Contracts, Etc.

            There are no labor controversies pending or, to the knowledge of any Obligor, threatened against any Obligor, which if adversely determined could have a Material Adverse Effect. There are no pending or, to any Obligor's knowledge, threatened or anticipated (i) employment discrimination charges or complaints against or involving any Obligor before any governmental Person, (ii) unfair labor practice charges or complaints, disputes or grievances or arbitration proceedings or controversies affecting any Obligor,
(iii) union representation petitions respecting the employees of any Obligor, or (v) strikes, slowdowns, work stoppages, or lockouts or threats thereof affecting any Obligor. Schedule 8.1.20 sets forth a list of all collective bargaining agreements covering any of the employees of any Obligor, together with the expiration date of each such agreement. True and complete copies of each such agreements have been delivered to the Syndication Agent. No Obligor has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees.

            8.1.21	Intellectual Property.

            Each Obligor has the legal right to all intellectual property that is necessary for the conduct of its business. With respect to all such intellectual property: (i) one or more of the Obligors is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to thereof; (ii) the Obligors have no knowledge of the existence of any intellectual property rights held by any other Person that would preclude any Obligor from using its intellectual property rights in the conduct of its business; (iii) no claim has been made, and the Obligors have no knowledge of any claim that is likely to be made, that the use by any Obligor of any of its intellectual property violates the rights of any third party.

            8.1.22	Business Relations.

            There exists no actual or threatened termination, cancellation, or adverse limitation of, or any adverse modification or change in, the contractual and/or business relationship between any Obligor and any governmental agency, bureau or instrumentality, and there exists no present condition or state of facts or circumstances in such relations, which in either case could have a Material Adverse Effect.

            8.1.23	Year 2000.

            The Obligors have developed and are actively executing a plan and implementation strategy that adequately addresses the calendar year 2000 so that no Obligor will experience invalid or incorrect results or abnormal software or hardware operation related to calendar year 2000. Such plan includes the creation of software systems which include calendar year 2000 date conversion and compatibility capabilities, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculations,

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and user interface data values that reflect the appropriate year.  The
Obligors are proceeding in accordance with the implementation schedule under such plan.

            8.1.24	Subordinated Debt and Subordinated Debentures.

            There is no event of default or event which, with the giving of notice or passage of time or both, would constitute an event of default under the documents evidencing or securing the Subordinated Debt or the Subordinated Debentures.

            8.1.25	Facility Contracts.

            Schedule 8.1.25 is a correct and complete list of all material Facility Contracts. The Obligors have furnished the Syndication Agent with true, correct and complete copies of the Facility Contracts requested by the Syndication Agent, and all Facility Contracts are in full force and effect. The Obligors have received no notice of default under any of the Facility Contracts and have performed in all material respects all of the terms, covenants, conditions or warranties to be performed and observed by the Obligors thereunder.

            8.1.26	Default of Indebtedness, Use Permits, Orders and
                   Other Agreements.

            No Obligor is in breach or default of, and no event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default, has occurred and is continuing with respect to (i) any Indebtedness of any kind or nature,
(ii) any Use Permit, (iii) any judgment, order, award or decree issued by any court or governmental or administrative agency, or (iv) any agreement to which it is a party, which breach or default might have a Material Adverse Effect.

            8.1.27	Compliance with Laws.

           	(a)	Each Obligor has complied in all material respects
with all Laws applicable to it or to the conduct of its business, noncompliance with which could have a Material Adverse Effect.

           	(b)	To the best of the Obligors' knowledge, no Federal,
state, local or foreign authorities have proposed any limitations in any ordinance, regulation, plan or contract with any Obligor with respect to such Obligor's business as it is presently being conducted, which limitation, if enacted, might have a Material Adverse Effect.

  9. 	COVENANTS OF THE COMPANY

      The Company covenants and agrees with the Lenders and the Syndication Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all amounts payable by the Company hereunder:

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      9.1  	Affirmative and Negative Covenants.

            The Company covenants and agrees that:

            9.1.1  	Financial Statements; Etc.

            The Company shall deliver to each of the Syndication Agent and the Lenders (in such form as shall be satisfactory to the Syndication Agent):

            (a)	as soon as available and in any event within 20 days
after the end of each calendar month, consolidated statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period from the beginning of the respective fiscal year to the end of such month, and the related consolidated balance sheets of the Company and its Subsidiaries as at the end of such month, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries, and said consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Company and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments with the absence of footnotes);

            (b)	as soon as available and in any event within 45 days
after the end of each quarterly fiscal period of each fiscal year of the Company, (i) a statement of occupancy rates at each of the facilities owned or maintained by the Company and its Subsidiaries as at the end of such period, for each Facility Contract for such period and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter and
(ii) an analysis of the chief financial officer of the financial condition of the Company and its Subsidiaries, on a consolidated and consolidating basis, as of the end of such period;

            (c)	as soon as available and in any event within 90 days
after the end of each fiscal year of the Company, (i) consolidated and consolidating statements of income and retained earnings, and a consolidated statement of cash flows, of the Company and its Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (A) in the case of said consolidated statements and balance sheet of the Company, by an opinion thereon of independent certified public accountants of recognized national standing (which opinion shall not contain any impermissible qualification), which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and by a management letter or similar letter submitted to the Company by such accountants and (B) in the case of said consolidating statements and balance sheet, by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidating financial statements fairly present the respective individual unconsolidated financial condition and

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results of operations of the Company and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year and (ii) within 60 days after the end of each fiscal year of the Company, annual projections for the Company and its Subsidiaries (A) for such year (including the year in which the Loans become due), and promptly after any material revision to such projections, such projections as so revised and (B) as the Syndication Agent may otherwise reasonably request;

            (d)	promptly upon their becoming available, copies of all
registration statements and regular periodic reports, if any, that the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

            (e)	to the extent not previously furnished to the
Syndication Agent and the Lenders, promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

            (f)	without duplication of any provision of subsection (c)
above, promptly after the receipt by the Company thereof, copies of each report submitted to any Obligor by independent accountants in connection with any annual, interim or special audit of the books of any Obligor made by such accountants, or any management letters or similar documents submitted to any Obligor by such accountants;

            (g)	as soon as possible, and in any event within ten days
after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

                (i)  	any reportable event, as defined in
Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under
Section 412(d) of the Code for any Plan;

                (ii) 	the distribution under Section 4041 of ERISA of
a notice of intent to terminate any Plan or any action taken by the Company or an ERISA Affiliate to terminate any Plan;

                (iii)	the institution by PBGC of proceedings under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the

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receipt by the Company or any ERISA Affiliate of a notice from a
Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                (iv) 	the complete or partial withdrawal from a
Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                (v)  	the institution of a proceeding by a fiduciary
of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

                (vi) 	the adoption of an amendment to any Plan that,
pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

            (h)	without prejudice as to whether a Default or an Event
of Default has occurred, promptly after the Company knows or has reason to believe that any Default or an Event of Default has occurred, a notice of such Default or Event of Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto;

            (i)	within 20 days after the end of each calendar month, a
Borrowing Base Certificate as of the end of the immediately preceding month;

            (j)	within 20 days after the end of each calendar month,
an accounts receivable aging schedule for the Company and its Subsidiaries on a consolidated basis;

            (k)	from time to time such other information regarding the
financial condition, operations, business or prospects of the Company or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) available to the Company, as the Syndication Agent or any Lender may reasonably request;

            (l)	at the time it furnishes each set of financial
statements pursuant to subsection (b) or (c) above, a Compliance Certificate of a senior financial officer of the Company to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto). In addition, at the time the Company furnishes to the Syndication Agent and each Lender, the financial statements required pursuant to subsection (b) above, the Company shall furnish to the Syndication Agent and each Lender, a certificate of a senior financial officer setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections

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9.1.10 through and including 9.1.14 hereof as of the date as of which such financial statements have been provided. Further, upon the request of the Syndication Agent from and after the occurrence of an Event of Default, at the time the Company furnishes the financial statements required pursuant to subsection (a) above, the Company shall furnish to the Syndication Agent each Lender, a certificate of a senior financial officer setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections
9.1.10 through and including 9.1.14 hereof as of date as of which such financial statements have been provided;

            (m)	as soon as practicable and, in any event, at least
five Business Days prior to the consummation thereof, notice of a Capital Event, together with the information required under Section 2.10.1 hereof;

            (n)	prompt notice of the occurrence of any event or
condition, or the obtaining of any knowledge by the Obligors which, if the same had occurred or been obtained as of the Closing Date, would result in any representation or warranty herein being false or misleading in any material respect;

            (o)	promptly upon any Obligor's becoming aware thereof,
notice of any proposed Laws, or amendments thereto, which would restrict or prohibit any Obligor from operating its business in substantially the same manner in which it is presently conducted;

            (p)	promptly upon discovery thereof, notice of any
development, event or condition, financial or otherwise, which might have a Material Adverse Effect;

            (q)	prompt notice of the entry by any Obligor, as lessor,
into a lease with a third party (that is not an Affiliate of such Obligor), as lessee, for any material portion of any Property owned by such Obligor and, promptly upon the request of the Syndication Agent, the Obligor shall execute and deliver in recordable form, and pay all recording fees in connection with, an assignment of leases and rents to be recorded against the Property in question;

            (r) prompt notice of the assertion of any Environmental
Claim by any Person against, or with respect to the activities of, any Obligor and notice of any alleged violation of or non-compliance with any Environmental Permit, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

            (s)	promptly upon any Obligor's becoming aware thereof,
notice of any violation or breach by any Obligor of the terms of, or any revocation or suspension or threatened revocation or suspension of, any Use Permit or other permit of an Obligor, if the same could reasonably be expected to have a Material Adverse Effect;

            (t)	prompt notice of the termination or non-renewal of any
of the Facility Contracts which, individually or in the aggregate with all other Facility Contracts terminated or not renewed during the prior six-month period, provided for annual payments to the Obligors of not less than $10,000,000; and

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            (u)	prompt notice of the entry by the Obligors into new
Facility Contracts (i) which, individually or in the aggregate with all other Facility Contracts entered into during the prior six-month period, provide for annual payments to the Obligors of not less than $10,000,000 and (ii) under which the other party is the United States government or any bureau, agency or instrumentality thereof. Promptly upon the request of the Syndication Agent or any Lender, the Company or the Obligor that is a party to each such Facility Contract shall (A) provide a copy of the same to the requesting party and (B) in the case of a Facility Contract described in clause (ii) above, execute and deliver such notices and assignments as may be required to comply with the Assignment of Claims Act of 1940.

      9.1.2  	Litigation.

      The Company will promptly give to the Syndication Agent and each Lender, notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect.

      9.1.3  	Existence, Etc.

      The Company will, and will cause each of its Subsidiaries to:

              (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; provided, however, upon at least 30 days' prior written notice to the Syndication Agent and the Lenders and so long as the Company has taken such actions and executed and delivered such documents (including, without limitation, such modifications of the Basic Documents as may be necessary to make Youth Services International, Inc. a co-borrower hereunder and UCC statements) as the Syndication Agent may reasonably request or may deem necessary or desirable to perfect or continue the perfection of any Liens granted by the Company or its Subsidiaries to or for the benefit of the Syndication Agent and the Lenders, some or all of its Subsidiaries may be merged with and into Youth Services International, Inc.;

              (b)	comply with the requirements of all applicable Laws,
if failure to comply there could be reasonably expected (either individually or in the aggregate) to have a Material Adverse Effect;

              (c)	pay and discharge all taxes, assessments and
governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

              (d)	maintain all of its properties necessary to the
conduct of its business in good working order and condition, ordinary wear and tear excepted;

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              (e)	keep adequate records and books of account, in which
complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

              (f)	upon notice to the Company, permit representatives of
the Syndication Agent or any Lender during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Syndication Agent or any Lender.

      9.1.4  	Insurance.

              (a)	The Company will, and will cause each of its
Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such casualties and risks as are customary in accordance with prudent business practice in the case of companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. The Company will, upon requests, furnish to the Syndication Agent from time to time a certificate from an executive office of the Company setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries.

              (b)	Such insurance shall name the Syndication Agent as
loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this
Section 9.1.4 shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days' notice to the Syndication Agent and shall also provide that the interests of the Syndication Agent and the Lenders shall not be invalidated by any act or negligence of the Obligors or any Person having an interest in any Property covered by a mortgage nor by occupancy or use of any such Property for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to such Property. The Company will advise the Syndication Agent promptly of any significant policy cancellation (other than any such cancellation in connection with the replacement thereof), reduction or amendment.

              (c)	On or before the Closing Date, and periodically
thereafter at least 30 days prior to the applicable policy expiration dates, the Company will deliver to the Syndication Agent certificates of insurance satisfactory to the Syndication Agent evidencing the existence of all insurance required to be maintained by the Company hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage. The Company will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 9.1.4 unless the Syndication Agent is the named insured thereunder, with loss payable as provided herein. The Company will immediately notify the Syndication Agent whenever any such separate insurance is obtained and shall deliver to the Syndication Agent certificates evidencing the same.

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              (d)	Without limiting the obligations of the Company under
the foregoing provisions of this Section 9.1.4, in the event the Company shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 9.1.4, then the Syndication Agent may (upon notice to the Company), but shall have no obligation so to do, procure insurance covering the interests of the Syndicated Agent and the Lenders in such amounts and against such risks as the Syndication Agent (or the Required Lenders) shall deem appropriate, and the Company shall reimburse the Syndication Agent in respect of any premiums paid by the Syndication Agent in respect thereof.

      9.1.5  	Prohibition of Fundamental Changes.

              (a)	Except as otherwise permitted under Sections 9.1.3(a)
and 9.1.5(b) hereof, the Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for (w) purchases of inventory and other property to be sold or used in the ordinary course of business, (x) Investments permitted under Section 9.1.8 hereof, (y) Capital Expenditures permitted under Section 9.1.23 hereof and (z) acquisitions permitted under Section 9.1.5(b) below.

              (b)(i)	An Obligor may merge with any Person other than
another Obligor, so long as the Obligor is the surviving corporation in any such merger and no Default or Event of Default would result therefrom immediately after giving effect thereto; and (ii) any Obligor may acquire stock in a new Subsidiary, or acquire all or substantially all of the assets or properties of, any Person or any division or operations of any Person, or create a new Subsidiary, provided that no Default or Event of Default would result therefrom immediately after giving effect thereto and that the provisions of Section 9.1.20, if applicable, are complied with; provided, however, that (A) any individual transaction described in clause (i) or (ii) above that involves total consideration (as defined below) to be paid by the Obligors in excess of twenty-five (25%) percent of the Consolidated Net Worth of the Obligors as at the date of the most recent quarterly financial statements delivered to the Syndication Agent and the Lenders pursuant to
Section 9.1.1(b) hereof or (B) if within any 12-month period the aggregate amount of consideration paid by the Obligors for all transactions of a nature described in clause (i) or (ii) above exceeds $30,000,000, the transaction whose consideration when aggregated with the transactions over the previous 12 months exceeds $30,000,000 and each transaction thereafter during such period, must also be approved in advance in writing by the Syndication Agent and:

            (A)	The Company must deliver to the Syndication Agent, no
less than 15 Business Days prior to the consummation of such transaction, a certificate executed by the senior financial officer of the Company certifying to the Syndication Agent that no Default or Event of Default will result from such transaction after giving effect thereto, and also certifying and demonstrating to the reasonable satisfaction of the Syndication Agent that the Obligors are in compliance with each of the financial covenants set forth in Sections 9.1.10 through and including 9.1.14 hereof calculated on a Historical Pro Forma Basis (as defined below);

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            (B)	The transaction shall be subject to the Company's
standard due diligence review, which due diligence materials shall be delivered to the Syndication Agent at least 15 Business Days prior to the consummation of such transaction. The results of such due diligence shall be acceptable to the Syndication Agent in its sole discretion, and shall include, without limitation, environmental and accounting due diligence, including disclosure of contingent liabilities, documentation of reserves for remediation, clean-up, closure and/or monitoring, as necessary or applicable;

          		(C)	The Company will supply the Syndication Agent at least
15 Business Days prior to the consummation of such transaction with detailed information on the target company, including but not limited to, three years of historical financial statements, together with updated consolidating projections through the DD Loan Maturity Date;

          		(D)	The Company will supply the Syndication Agent at least
15 Business Days prior to the consummation of such transaction with (i)
evidence satisfactory to the Syndication Agent that the target company is Year
2000 compliant or ready, or (ii) an action plan to cure any deficiencies, which shall be acceptable to the Syndication Agent in its sole discretion;

          		(E)	The target company must have EBITDA of at least $1 for
its four fiscal quarters immediately preceding the proposed closing date for such transaction; and

          		(F)	The Company will supply the Syndication Agent with
such additional information and reports as the Syndication Agent may request.

For purposes of this Section: "consideration" means the total purchase price (including cash expended, stock or other non-cash consideration paid, Debt incurred, and liabilities incurred or assumed) paid or to be paid; and "Historical Pro Forma Basis" means, for any period ending as at the end of the month preceding the month in which Obligors propose to make any such acquisition permitted hereunder, the relevant financial terms (i.e., those included in calculating the financial covenants set forth in Sections 9.1.10 through and including 9.1.14 hereof) as calculated and determined for the Obligors including any Subsidiaries acquired during the measurement period and to be acquired and with respect to which the calculation of the various financial covenants on a Historical Pro Forma Basis is being made, all determined in accordance with GAAP and calculated as if all such acquired and to be acquired Subsidiaries had been owned by the Obligors through the measurement period involved, with any adjustments to historical financial statements to be approved by the Syndication Agent.

      9.1.6	  Limitation on Liens.

      The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except (without duplication) the following (the "Permitted Liens"):

              (a)	Liens created pursuant to the Security Documents, the
Basic Documents or the Operative Documents;

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              (b)	Liens in existence on the date hereof and listed in
Part B of Schedule 8.1.12 hereto;

              (c)	Liens imposed by any governmental authority for taxes,
assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

              (d)	carriers', warehousemen's, mechanics', materialmen's,
repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Article XII(j) of the Lease;

              (e)	pledges or deposits under worker's compensation,
unemployment insurance and other social security legislation;

              (f)	deposits to secure the performance of bids, trade
contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

              (g)	easements, rights-of-way, restrictions and other
similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

              (h)	Liens upon Property acquired after the date hereof (by
purchase, construction or otherwise) by a Special Purpose Subsidiary, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (i) no such Lien shall extend to or cover any Property of the Company or its Subsidiaries (other than such Special Purpose Subsidiary) and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property at the time it was acquired (by purchase, construction or otherwise); and

              (i)	Liens securing any future Synthetic Lease Financing
that are pari passu with the Liens under the Security Documents.

      9.1.7  	Indebtedness.

      The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except (without duplication):

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              (a)	Indebtedness arising pursuant to the Basic Documents
or the Operative Documents;

              (b)	Indebtedness outstanding on the date hereof and listed
in Part A of Schedule 8.1.12 hereto;

              (c)	Indebtedness of Subsidiaries of the Company to the
Company or to other Subsidiaries of the Company;

              (d)	Indebtedness of the Company and its Subsidiaries
secured by Liens permitted under Section 9.1.6 (other than Section 9.1.6(h)) hereof up to but not exceeding $500,000 at any one time outstanding;

              (e)	Indebtedness of one or more Special Purpose
Subsidiaries in an aggregate amount not exceeding $20,000,000 at any one time outstanding;

              (f)	Indebtedness consisting of any future Synthetic Lease
Financing;

              (g)	additional Indebtedness of the Company and its
Subsidiaries (including, without limitation, Capital Lease obligations) up to but not exceeding $500,000 at any one time outstanding; and

              (h)	Subordinated Debt of the Company.

      9.1.8  	Investments.

     	The Company will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

              (a)	operating and payroll deposit accounts with banks;

              (b)	Investments outstanding on the date hereof and
disclosed in Schedule 8.1.14;

              (c)	Permitted Investments;

              (d)	Investments by the Company and its Subsidiaries in
capital stock of Subsidiaries of the Company to the extent outstanding on the date of the financial statements of the Company and its Subsidiaries referred to in Section 8.1.2 hereof and advances by the Company and its Subsidiaries to Subsidiaries of the Company in the ordinary course of business;

              (e)	Interest Rate Protection Agreements, if any, required
to be maintained under this Agreement;

              (f)	additional Investments (i) up to but not exceeding
$5,000,000 in the aggregate, so long as the Syndication Agent, in its sole and absolute discretion, has consented

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thereto or (ii) exceeding $5,000,000 in the aggregate, so long as the
Required Lenders, in their sole and absolute discretion, have consented thereto;

              (g)	existing and future Investments comprised of stocks,
bonds and notes of existing or former account debtors of the Obligors if such Investment was received pursuant to the consummation of a bankruptcy plan of reorganization or similar proceedings of such account debtor; and

              (h)	loans or advances by the Company or any of its
Subsidiaries to employees in the ordinary course of business in an aggregate amount at anyone time outstanding not to exceed $250,000.

      9.1.9  	Dividend Payments.

      The Company will not, nor will it permit any of its Subsidiaries to, declare or make any Dividend Payment at any time, except a Dividend Payment from a Subsidiary to the Company in order to fund the mandatory prepayment required under Section 2.1.10 hereof upon the occurrence of a Capital Event involving such Subsidiary.

      9.1.10  Total Indebtedness to Adjusted EBITDA Ratio.

      The Company will not permit the ratio of (i) the consolidated Indebtedness of the Company and its Subsidiaries as of the last day of any fiscal quarter of the Company ending during any test period set forth in the table below, to (ii) Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the same day, to be greater than the ratio set forth opposite such test period below:

              Four Fiscal
              Quarters Ending              Ratio
              ---------------              -----

              Closing Date                 4.25:1

              September 30, 1999           4.25:1

              December 31, 1999            4.00:1

              March 31, 2000               4.00:1

              June 30, 2000                4.00:1

              September 30, 2000           4.00:1

              December 31, 2000
              and thereafter               3.50:1

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      9.1.11 	Senior Debt to Adjusted EBITDA Ratio.

      The Company will not permit the ratio of (i) the Senior Debt of the Company and its Subsidiaries as of the last day of any fiscal quarter of the Company ending during any test period set forth in the table below, to
(ii) Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the same day, to be greater than the ratio set forth opposite such test period below:

              Four Fiscal
              Quarters Ending              Ratio
              ---------------              -----

              Closing Date                 3.75:1

              September 30, 1999           3.75:1

              December 31, 1999            3.25:1

              March 31, 2000               3.25:1

              June 30, 2000                3.25:1

              September 30, 2000           3.25:1

              December 31, 2000
              and thereafter               2.50:1

      9.1.12 	Consolidated Net Worth.

      The Company will not permit its Consolidated Net Worth to be less than $41,733,000 plus the sum of the following through the date of determination
(i) 90% of cumulative, positive (any loss shall be treated as zero)
Consolidated Net Income earned in each fiscal year on and after the end of the most recent fiscal quarter prior to the Closing Date through such date of determination and (ii) 100% of the net proceeds of Equity Issuances from the Closing Date through such date of determination.

      9.1.13 	Consolidated Indebtedness to Net Worth Ratio.

      The Company will not permit the ratio of (i) the consolidated Indebtedness of the Company and its Subsidiaries to (ii) the sum of the consolidated Indebtedness of the Company and its Subsidiaries plus Consolidated Net Worth to exceed 70% at any time prior to December 31, 2001 or 65% from and after such date.

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

      9.1.14 	Minimum Fixed Charge Coverage Ratio.

      The Company will not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 as of the date hereof and thereafter; provided, however, for purposes of calculating the Fixed Charge Coverage Ratio at each fiscal quarter end through and including December 31, 1999, (i) the results of operations of Youth Services International, Inc. and its Subsidiaries and the effects of SOP 98-5 for 1998 shall be excluded from EBITDA and (ii) non-cash merger charges plus legal fees incurred in 1999 by the Obligors in connection with the merger with Youth Services International, Inc. and its Subsidiaries shall be added to EBITDA.

      9.1.15 	Sale Lease-back Transactions.

      The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person whereby the Company or such Subsidiary shall sell or otherwise transfer any of its property, whether now owned or hereafter acquired, and thereafter rent or lease such property or similar property for substantially the same use or uses as the property sold or transferred unless both of the following conditions are satisfied: (a) the consideration received by the Company or such Subsidiary in connection with such transfer is at least equal to the fair market value of the property so transferred (as reasonably determined by the board of directors of the Company), and (b) all of the net proceeds received by the Company or any of its Subsidiaries in connection with any such transaction are used by the Company, within 12 months of the receipt thereof, to either (i) acquire other Property in compliance with the term of the Master Agreement and/or (ii) repay or prepay Indebtedness of the Company in accordance with Section 2.10.1 hereof.

      9.1.16 	Discount of Accounts.

      The Company will not, and will not permit any of its Subsidiaries to, sell (with or without recourse) or discount any of their Accounts.

      9.1.17 	Lines of Business.

      Neither the Company nor any of its Subsidiaries will engage to any substantial extent in any line or lines of business activity other than the business of operating or providing services to correctional and/or detention facilities, substance abuse rehabilitation facilities, facilities for at-risk or troubled juveniles, and related lines of business.

      9.1.18 	Transactions with Affiliates.

      Except as expressly permitted by this Agreement, the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly:
(a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or
(d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the

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

Company or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Company and its Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate or the payment of management or similar fees by the Company or a Subsidiary to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate.

      9.1.19 	Use of Proceeds.

      The Company will use the proceeds of (a) the Revolving Credit
Loans solely to refinance existing Indebtedness of the Company and Youth Services International of Maryland, Inc. (provided, however, if and to the extent there is availability under the DD Loan Commitment, proceeds of the Revolving Credit Loan may not be used to repay the Subordinated Debentures of the Obligors), for general corporate and working capital purposes and for acquisitions permitted hereunder, and to make loans to the Subsidiary Guarantors for any of the foregoing purposes; provided, however, in no event shall the aggregate amount of Pre-Development Cost Fundings outstanding at any one time hereunder exceed $10,000,000 and (b) the DD Loans solely for purposes of repaying a portion of the Subordinated Debentures.

      9.1.20  Certain Obligations Respecting Subsidiaries.

              (a)	The Company will, and will cause each of its
Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary.

              (b)	The Company will take such action, and will cause each
of its Subsidiaries (other than the Dormant Subsidiaries and any Special Purpose Subsidiaries) to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Company are Subsidiary Guarantors and, thereby, "Obligors" hereunder. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Subsidiary, the Company or the respective Subsidiary will cause such new Subsidiary to become a "Subsidiary Guarantor" (and, thereby, an "Obligor") hereunder and a party to the Security Agreement and other applicable Security Documents pursuant to written instruments in form and substance satisfactory to the Syndication Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel, judgment and lien searches, and other documents as the Syndication Agent shall have requested.

             (c)	Neither the Company nor any of the other Obligors
shall suffer, cause or permit any of the Dormant Subsidiaries to start conducting business or acquire assets having a fair market in excess of $25,000, unless prior to doing so, the Company and each such entity shall have complied with the provisions of Section 9.1.20(b) hereof that would otherwise be applicable, had such entity not been a Dormant Subsidiary.

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

      9.1.21 	Modifications of Certain Documents.

      No Obligor will consent to any modification, supplement or waiver of (i) any of the provisions of any Facility Contract which, individually or in the aggregate with all other such modifications, supplements or waivers, would have or be likely to have a Material Adverse Effect or (ii) any of the subordination provisions governing the Subordinated Debentures or any other Subordinated Debt.

      9.1.22 	Qualifying Properties.

      The Company will cause, in the manner hereinafter set forth, each Leased Property to become a Qualifying Property, except for the Leased Properties located in Mangonia Park, Florida, Eagle Lake, Texas, and Eloy, Arizona. If the Company has received Pre-Development Costs Fundings with respect to a Leased Property while it was in the pre-development phase (and before it was a Leased Property), the Leased Property must become a Qualifying Property on or before the date that is nine months after the date of the initial Pre-Development Costs Funding with respect thereto. If the Company has not received Pre-Development Costs Fundings with respect to a Leased Property, the Leased Property must become a Qualifying Property on or before the date that is nine months after the date of the initial funding (excluding any funding to acquire raw land) under a Synthetic Lease Financing.

      9.1.23 	Capital Expenditures.

      The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time, except for the following:

              (a)	Capital Expenditures in an aggregate amount not to
exceed $50,000,000 per year; and

              (b)	Capital Expenditures made in connection with
acquisitions permitted under Section 9 hereof.

      9.1.24 	Dispositions of Assets or Subsidiaries.

      Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Obligor), except:

              (a)	any sale, transfer or lease of assets (i) by any
Wholly Owned Subsidiary of such Obligor to another Obligor, (ii) in the ordinary course of business and on commercially reasonable terms, (iii) consisting of obsolete or worn-out property, tools or equipment no longer used or useful in its business, (iv) permitted under Section 9.1.15 hereof; or (v) constituting the Obligor's Tampa Bay Academy;

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

              (b)	any sale of a Leased Property subject to the
requirements for such a sale in the Master Agreement and the other Operative Documents; or

              (c)	any sale, transfer or lease of assets, other than
those specifically excepted pursuant to clauses (a) and (b) above, so long as
(i) the net proceeds therefrom are applied in accordance with the provisions of Section 2.10.1. of this Agreement and (ii) (A) the Syndication Agent, in its sole and absolute discretion, has consented to such disposition, in the event the aggregate fair market value of all property so disposed of does not exceed $6,000,000 or (B) the Required Lenders, in their sole and absolute discretion, have consented to such disposition, in the event the aggregate fair market value of all property so disposed of exceeds $6,000,000.

      9.1.25 	Post-Closing Real Property.

      If any Obligor acquires any interest in Property (whether in fee or a leasehold estate, but excluding any Leased Properties and any Property described in Section 9.1.6(h) hereof) after the Closing Date, such Obligor shall so notify the Syndication Agent and shall also:

              (a)	furnish to the Syndication Agent one or more Mortgages
for the benefit of the Lenders covering such interest in real property and, if such property is a leasehold estate, appropriate estoppel certificates from the respective landlords thereof; and

             	(b)	furnish to the Syndication Agent evidence to the
satisfaction of the Syndication Agent that the such real property is not subject to any Lien (other than Liens permitted under the Basic Documents); and

             	(c)	upon the request of the Syndication Agent, do each of
the following:

                		(i)  	obtain one or more mortgagee policies of title
insurance on forms of and issued by one or more title companies satisfactory to such Syndication Agent (the "Title Companies"), insuring the validity and priority of the Liens created under such Mortgage(s) for and in amounts satisfactory to the Syndication Agent, subject only to such exceptions as are satisfactory to the Syndication Agent;

                		(ii) 	furnish to the Syndication Agent as-built
surveys of recent date of the Property, showing such matters as may be required by such Syndication Agent, which surveys shall be in form and content acceptable to the Syndication Agent, and certified to the Syndication Agent and the Title Companies, and shall have been prepared by a registered surveyor acceptable to the Syndication Agent; and

                		(iii)	furnish to the Syndication Agent certified
copies of unconditional certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in the jurisdiction in which the facilities to be covered by such Mortgage(s) are located, then such other evidence reasonably satisfactory to the Syndication Agent) permitting the fully functioning operation and occupancy of each such facility and of such

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

other permits necessary for the use and operation of each such facility issued by the respective governmental authorities having jurisdiction over each such facility. In addition, the Company shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such policies and in addition shall have paid to the Title Companies an amount equal to the recording and stamp taxes payable in connection with recording such Mortgage in the appropriate county land office(s).

      9.2  	Regulations T, U and X.

      The Company will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the Fundings made hereunder with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

      9.3  	Further Assurances.

      Upon the written request of the Syndication Agent or any Lender, each Obligor, at its own cost and expense, will promptly take such actions and execute and deliver such documents including, without limitation, executing and delivering all financing statements (including precautionary financing statements), fixture filings and other similar documents and causing the same to be recorded or filed in the appropriate public offices, as may be necessary or reasonably desirable to preserve, protect and perfect the Lien of the Syndication Agent or the Lenders on the Collateral and the rights and remedies of the Syndication Agent and the Lenders under this Agreement.

 10. 	EVENTS OF DEFAULT

      10.1  	Events of Default.

      If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

              (a)	The Company shall:  (i) default in the payment of any
principal of any Loan or any Reimbursement Obligation when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan, any fee, compensation, cost or any other amount payable by it hereunder, under any other Basic Document or under any fee letter when due and such default shall have continued unremedied for five Business Days; or

              (b)	The Company or any of its Subsidiaries shall default in the
payment when due of any principal of or interest on any of its other
Indebtedness aggregating $250,000 or more, or in the payment when due of any amount under any Interest Rate Protection Agreement, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection
Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in

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

full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or in the case of any Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated or the Company shall be in default in or obligated to pay any "Recourse Deficiency Amount" (as that term is defined in the Master Agreement) in respect of the 1999 Synthetic Lease Financing; or

              (c)	If any representation or warranty by the Company or any
Obligor in this Agreement, in any other Basic Document or in any certificate or document delivered to the Syndication Agent or any Lender pursuant hereto or thereto shall have been incorrect in any material respect when made; or

              (d)	If an Event of Default (as defined therein) shall have
occurred under any other Basic Document; or

              (e)	The Company or any of its Subsidiaries shall commence any
case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Lessee or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or
(B) remains undismissed, undercharged or unbonded for a period of 90 days; or
(iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

              (f)	The Company or any other Obligor shall default in the
performance of any of its obligations under any of Section 9 hereof; or any Obligor shall default in the performance of any of its other obligations in this Agreement (excluding those obligations expressly covered by another provision of this Section 10) and such default shall continue unremedied for a period of 30 or more days; or

              (g)	A final judgment or judgments for the payment of money in an amount in excess of $250,000 shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the
Company or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution

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

thereof shall not be procured, within 60 days from the date of entry thereof and the Company or such Subsidiary (as the case may be) shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

              (h)	An event or condition specified in Section 9.1.1(g) hereof
shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or Pension Benefit Guaranty Corporation (or any combination of the foregoing) that, in the determination of the Required
Lenders, would (either individually or in the aggregate) have a Material
Adverse Effect; or

              (i)	Ten days after the date on which the Company or any of its
Subsidiaries first learn (whether by notice from the Syndication Agent or otherwise) that an Environmental Claim has been asserted against the Company or any of its Subsidiaries, or any predecessor in interest of the Company or any of its Subsidiaries or Affiliates, that, in the judgment of the Required Lenders, is reasonably likely to be determined adversely to the Company or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Company or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

              (j)	The Liens created by the Security Documents shall at any
time not constitute a valid and perfected Lien on the collateral stated to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Syndication
Agent, free and clear of all other Liens (other than Liens permitted under Section 9.1.6 hereof or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents, the Guaranty Agreement or the obligations of the Subsidiary Guarantors hereunder shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;
or

              (k)	Fifteen Business Days shall have elapsed after any material
Facility Contract shall have been terminated and shall not have been renewed on substantially the same terms or terms more favorable to the Obligors
(unless during such 15 Business Day period the Company shall have demonstrated to the satisfaction of the Syndication Agent and each Lender that such termination will not have a Material Adverse Effect); or

              (l)	Any Use Permit relating to a material Facility Contract
shall be revoked, withdrawn or otherwise terminated; or any Use Permit relating to a material Facility Contract shall be modified, amended or supplemented in a way which the Required Lenders reasonably determine could have a Material Adverse Effect; provided, however, neither of the foregoing shall constitute an Event of Default if, within 30 days after the date on which the Company or any of its Subsidiaries first learn of such event
(whether by notice from the Syndication Agent or otherwise), such event is cured; or

              (m)	Any person or group of persons (within the meaning of
Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended), other than Gilder Gagnon Howe & Co., LLC, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) thirty-five percent (35%) or more of the voting capital stock of the Company; or (ii) within a period of twelve
(12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company; or

              (n)	An Event of Default (as defined in the Lease) shall exist
and be continuing (whether or not the Lease has terminated or expired), or any Event of Default (as defined therein) shall have occurred under any other Operative Documents;

              (o)	Ten days after notice from the Syndication Agent of the
occurrence of any other event which, in the reasonable judgment of the Required Lenders, is likely to have a Material Adverse Effect.

thereupon: (1) in the case of an Event of Default other than one referred to in subsection (e) or of this Section with respect to any Obligor, (A) the Syndication Agent may and, upon request of the Required Lenders shall, by notice to the Company, terminate the Commitments and they shall thereupon terminate, and (B) the Syndication Agent may and, upon request of the Required Lenders shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in subsection (e) of this Section with respect to any Obligor, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder and under the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

      In addition, upon the occurrence and during the continuance of any Event of Default (if the Syndication Agent has declared the principal amount then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes to be due and payable), the Company agrees that it shall, if requested by the Syndication Agent or the Required Lenders through the Syndication Agent (and, in the case of any Event of Default referred to in subsection (e) of this Section with respect to any Obligor, forthwith, without any demand or the taking off any other action by the Syndication Agent or the Lenders) provide cover for the Letter of Credit Liabilities by paying to the Syndication Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Syndication Agent in the Collateral

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Account as collateral security in the first instance for the Letter of Credit
Liabilities and be subject to withdrawal only as therein provided.

 11.  THE SYNDICATION AGENT

      11.1  	Appointment, Powers and Immunities.

      Each Lender hereby irrevocably appoints and authorizes the Syndication Agent to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Syndication Agent by the terms of this Agreement and of the other Basic Documents, together with such other powers as are reasonably incidental thereto. The Syndication Agent (which term as used in this sentence and in Section 12.5 and the first sentence of Section 12.6 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Syndication Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Syndication Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with, and approved by, the Syndication Agent in accordance with the provisions of Section 12.6(b) hereof.

      11.2 	Reliance by Syndication Agent.

      The Syndication Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Syndication Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Syndication Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or, if provided herein, in accordance with the instructions given all of the Lenders, and such

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instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

      11.3  	Defaults.

      The Syndication Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless the Syndication Agent has received notice from a Lender or the Company specifying such Event of Default and stating that such notice is a "Notice of Default." In the event that the Syndication Agent receives such a notice of the occurrence of a Default, the Syndication Agent shall give prompt notice thereof to the Lenders. The Syndication Agent shall (subject to Section 12.7 hereof) take such action with respect to such Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Syndication Agent shall have received such directions, the Syndication Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

      11.4  	Rights as a Lender.

      With respect to its Commitments and the Loans made by it, Summit Bank (and any successor acting as Syndication Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Syndication Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Syndication Agent in its individual capacity. Summit Bank (and any successor acting as Syndication Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as the Syndication Agent, and Summit Bank and its Affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

      11.5  	Indemnification.

      The Lenders agree to indemnify the Syndication Agent (to the extent not reimbursed under Section 12.3 hereof, but without limiting the obligations of the Company under said Section 12.3), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Syndication Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 12.3 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the

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performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

      11.6  	Non-Reliance on Syndication Agent and Other Lenders.

      Each Lender agrees that it has, independently and without reliance on the Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Basic Document. The Syndication Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Syndication Agent hereunder or under the Security Documents, the Syndication Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of the Syndication Agent or any of its affiliates.

      11.7  	Failure to Act.

      Except for action expressly required of the Syndication Agent hereunder and under the other Basic Documents, the Syndication Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

      11.8  	Resignation or Removal of Syndication Agent.

      Subject to the appointment and acceptance of a successor Syndication Agent as provided below, the Syndication Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Syndication Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Syndication Agent, subject to the approval of the Company which approval shall not be unreasonably withheld or delayed. If no successor Syndication Agent shall have been so appointed by the Required Lenders (and approved by the Company) and shall have accepted such appointment within 30 days after the retiring Syndication Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Syndication Agent, then the retiring Syndication Agent may, on behalf of the Lenders, appoint a successor Syndication Agent, subject to the approval of the Company which approval shall not be unreasonably withheld or delayed. Upon

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the acceptance of any appointment as Syndication Agent hereunder by a successor Syndication Agent, such successor Syndication Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Syndication Agent, and the retiring Syndication Agent shall be discharged from its duties and obligations hereunder. After any retiring Syndication Agent's resignation or removal hereunder as Syndication Agent, the provisions of Section 11 of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Syndication Agent. The Syndication Agent may at any time assign all of its rights and obligations hereunder to any affiliate of the Syndication Agent by notice to the Company and each Lender.

 12.  MISCELLANEOUS

      12.1	  Waiver.

      No failure on the part of the Syndication Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Syndication Agent or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by any Obligor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Obligors shall take all measures necessary for any such action or proceeding commenced by the Syndication Agent or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by any Obligor.

      12.2	  Notices.

      All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy), delivered to the intended recipient at the "Address for Notices" specified in on Schedule I; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

      12.3  	Expenses, Etc.

      The Company agrees to pay or reimburse each of the Lenders and the Syndication Agent for: (a) all reasonable out-of-pocket costs and expenses of the Syndication Agent (including, without limitation, the reasonable fees and

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

expenses of counsel to the Syndication Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the extension of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Syndication Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 12.3; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein. The Company hereby agrees to indemnify the Syndication Agent and each Lender and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Syndication Agent to any Lender, whether or not the Syndication Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the repurchase transaction and the transactions contemplated thereby, the extensions of credit hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Without limiting the generality of the foregoing, the Company will (x) indemnify the Syndication Agent for any payments that the Syndication Agent is required to make under any indemnity issued to any bank referred to in
Section 4.2 of the Security Agreement to which remittances in respect to Accounts, as defined therein, are to be made and (y) indemnify the Syndication Agent and each Lender from, and hold the Syndication Agent and each Lender harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence arising under any Environmental Law as a result of (i) the past, present or future operations of the Company or any of its Subsidiaries (or any predecessor in interest to the Company or any of its Subsidiaries), or (ii) the past, present or future condition of any site or facility owned, operated or leased at any time by the Company or any of its Subsidiaries (or any such predecessor in interest), or (iii) any Release or threatened Release of any Hazardous Materials at or from any such site or facility, including any such Release or threatened Release that shall occur during any period when the Syndication Agent or any Lender shall be in possession of any such site or facility following the exercise by the Syndication Agent or any Lender of any of its rights and remedies hereunder or

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

under any of the Security Documents, provided that the Company shall not be liable under this subclause (y) for any of the foregoing to the extent they arise solely from the gross negligence or willful misconduct of the party to be indemnified (or such party's employees or agents).

      12.4	  Amendments, Etc.

      Except as otherwise expressly provided in this Agreement, any provision of this Agreement or the other Basic Documents may be modified or supplemented only by an instrument in writing signed by the Company, the Syndication Agent and the Required Lenders, or by the Company and the Syndication Agent acting with the consent of the Required Lenders, and any provision of this Agreement or the other Basic Documents may be waived by the Required Lenders or by the Syndication Agent acting with the consent of the Required Lenders; provided that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Syndication Agent acting with the consent of all of the Lenders: (i) increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan, the Reimbursement Obligations or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the rights or obligations of the Company to prepay Loans, (vi) alter the terms of this Section 12.4, or (vii) modify the definition of the term "Required Lenders," or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; (b) any modification or supplement of Section 11 hereof shall require the consent of the Syndication Agent; and (c) any modification or supplement of Section 6 hereof shall require the consent of each Subsidiary Guarantor.

      12.5	  Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.6  	Assignments and Participations.

             (a)	No Obligor may assign any of its rights or obligations
hereunder or under the Notes without the prior consent of all of the Lenders and the Syndication Agent.

             (b)	Each Lender may, with the consent of the Syndication Agent
and (in the case of a Revolving Credit Lender) the Letter of Credit Issuer, assign any of its Loans, its Notes, its Letter of Credit Liabilities and its Commitments to an Eligible Assignee provided that (i) no such consent by the Syndication Agent shall be required in the case of any assignment to another Lender or an Affiliate of an assigning Lender; (ii) any such partial assignment shall be in an amount at least equal to $5,000,000 and, after giving effect thereto, the Commitment of both the assignor and the assignee is at least $1,000,000, unless the assignee is an Affiliate of an assigning
Lender; and (iii) each such assignment by a Lender of its Loans, Letter of Credit Liabilities or Commitment shall be made in such manner so that the same portion of its Loans, Letter of Credit Liabilities and Commitment is assigned to the respective assignee. Upon execution and delivery by the assignor and

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

the assignee to the Syndication Agent of an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto (the "Assignment and Assumption Agreement") pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitment(s), Letter of Credit Liabilities and Loans specified in such Assignment and Assumption Agreement, and upon the consent thereto by the Syndication Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Syndication Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment(s), Letter of Credit Liabilities and Loans (or portion thereof) assigned to it (in addition to the Commitment(s), Letter of Credit Liabilities and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned. Upon each such assignment, (x) the assigning Lender shall pay the Syndication Agent an assignment fee of $3,500, and (y) the assignee, as a condition precedent thereto, shall execute and deliver a joinder agreement pursuant to which it becomes a party to the Intercreditor Agreement. Within five Business Days after receipt by the Company of (i) notice from the Syndication Agent of any assignment made pursuant to this Section 12.6(b) and (ii) Substitute Notes reflecting the Commitments and Loans assigned hereunder, the Company shall execute and deliver such Notes to the Syndication Agent for distribution to the appropriate parties.

             (c)	A Lender may sell or agree to sell to one or more other
Persons a participation in a portion of any Loans or Letter of Credit Interest held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant") shall, except as otherwise provided in
Section 4.7(c) hereof, not have any other rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant);
provided, however, that the aggregate participations in its Commitment (after giving effect to any permitted assignment hereunder) sold by a Lender hereunder shall not exceed fifty percent (50%) of such Commitment (provided further that (A) sales of participations to an Affiliate of the Lender shall not be included in such calculation and (B) no such maximum amount shall be applicable to any participation sold at any time there exists an Event of Default). All amounts payable by the Company to any Lender under Section 5 hereof in respect of Loans and Letter of Credit Interest held by it, and its Commitments, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, Letter of Credit Interest and Commitments, and as if such Lender were funding each of such Loan, Letter of Credit Interest and Commitments in the same way that it is funding the portion of such Loan and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's related Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Company to prepay the related Loans or (vi) consent to any modification, supplement or waiver hereof or of any of the other Basic Documents to the extent that the same, under Section 11.10 or 12.4 hereof,
requires the consent of each Lender.   Any Lender selling a participation
hereunder shall provide prompt written notice to the Syndication Agent of the name of such participant.

             (d)	In addition to the assignments and participations permitted
under the foregoing provisions of this Section 12.6, any Lender may (without notice to the Company, the Syndication Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to
Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its
Loans and its Notes to an Affiliate.  No such assignment shall release the assigning Lender from its obligations hereunder.

             (e)	A Lender may furnish any information concerning the Company
or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.12 hereof.

             (f)	Anything in this Section 12.6 to the contrary
notwithstanding, no Lender may assign or participate any interest in any Loan or Reimbursement Obligation held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

      12.7  	Survival.

      The obligations of the Company under Sections 5.1, 5.5, 5.7 and 12.3 hereof, the obligations of each Subsidiary Guarantor under Section 6.3 hereof, and the obligations of the Lenders under Section 11.5 hereof, shall survive the repayment of the Loans and the Reimbursement Obligations and the termination of the Commitments.

      12.8  	Captions.

      The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

      12.9  	Counterparts.

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

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

      12.10  	Governing Law; Submission to Jurisdiction.

      This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of New Jersey and of the Superior Court of the State of New Jersey for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

      12.11  	WAIVER OF JURY TRIAL.

      EACH OF THE OBLIGORS, THE SYNDICATION AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      12.12  	Confidentiality.

      Each Lender and the Syndication Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or the Syndication Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Syndication Agent or any other Lender, (v) in connection with any litigation to which any one or more of the Lenders or the Syndication Agent is a party relating to any of the Obligors or the transactions contemplated hereby, (vi) to a subsidiary or affiliate of such Lender or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit D hereto; provided, further, that

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

in no event shall any Lender or the Syndication Agent be obligated or required to return any materials furnished by the Company.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    CORRECTIONAL SERVICES CORPORATION,
                                    a Delaware corporation


                                    By:  /s/ Ira M. Cotler
                                    ----------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL, INC.,
                                    a Maryland corporation


                                    By:  /s/ Ira M. Cotler
                                    ---------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    FF&E, INC.,
                                    a New Jersey corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    COMMUNITY CORRECTIONS, INC.,
                                    a Texas corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------
                                         Ira M. Cotler
                                         Executive Vice President

                    (Signatures continued on next page)

                                    YOUTH SERVICES INTERNATIONAL
                                    OF NORTHERN IOWA, INC.,
                                    an Iowa corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF BALTIMORE, INC.,
                                    a Maryland corporation


                                    By: /s/ Ira M. Cotler
                                    -------------------------------
                                        Ira M. Cotler
                                        Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF VIRGINIA, INC.,
                                    a Virginia corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    HOLDINGS, INC.,
                                    a Delaware corporation


                                    By: /s/ Ira M. Cotler
                                    --------------------------------
                                        Ira M. Cotler
                                        Executive Vice President

                     (Signatures continued on next page)

                                    YOUTH SERVICES INTERNATIONAL
                                    REAL PROPERTY PARTNERSHIP, LLP,
                                    a Maryland limited liability partnership


                                    By: /s/ Ira M. Cotler
                                    ---------------------------------
                                        Ira M. Cotler
                                        Executive Vice President of Both
                                        Partners


                                    YOUTH SERVICES INTERNATIONAL
                                    OF DELAWARE, INC.,
                                    a Delaware corporation


                                    By:  /s/ Ira M. Cotler
                                    -------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF ILLINOIS, INC.,
                                    a Maryland corporation


                                    By:  /s/ Ira M. Cotler
                                    -------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF MARYLAND, INC.,
                                    a Maryland corporation


                                    By: /s/ Ira M. Cotler
                                    -------------------------------
                                        Ira M. Cotler
                                        Executive Vice President

                     (Signatures continued on next page)

                                    YOUTH SERVICES INTERNATIONAL
                                    OF MINNESOTA, INC.,
                                    a Maryland corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------------
                                         Ira M. Cotler
                                         Executive Vice President

                                    YOUTH SERVICES INTERNATIONAL
                                    OF SOUTH DAKOTA, INC.,
                                    a South Dakota corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF TEXAS, INC.,
                                    a Texas corporation


                                    By:  /s/ Ira M. Cotler
                                    --------------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YSI OF CENTRAL IOWA, INC.,
                                    an Iowa corporation


                                    By:  /s/ Ira M. Cotler
                                    -------------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                   (Signatures continued on next page)

                                    YOUTH SERVICES INTERNATIONAL
                                    OF IOWA, INC.,
                                    a Maryland corporation


                                    By:  /s/ Ira M. Cotler
                                    ------------------------------------=
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF MICHIGAN, INC.,
                                    a Michigan corporation


                                    By:  /s/ Ira M. Cotler
                                    -----------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF MISSOURI, INC.,
                                    a Missouri corporation


                                    By:  /s/ Ira M. Cotler
                                    -----------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    YOUTH SERVICES INTERNATIONAL
                                    OF TENNESSEE, INC.,
                                    a Maryland corporation


                                    By:  /s/ Ira M. Cotler
                                    -----------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                  (Signatures continued on next page)

                                    YOUTH SERVICES INTERNATIONAL
                                    SOUTHEASTERN PROGRAMS, INC.,
                                    a Maryland corporation


                                    By:  /s/ Ira M. Cotler
                                    -----------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    CSC MANAGEMENT DE PUERTO RICO, INC.,
                                    a Puerto Rico corporation


                                    By:  /s/ Ira M. Cotler
                                    -----------------------------------
                                         Ira M. Cotler
                                         Executive Vice President


                                    SUMMIT BANK,
                                    as the Syndication Agent and a Lender


                                    By:  /s/ Lisa Cohen
                                    ----------------------------------
                                         Lisa Cohen
                                         Vice President